Exhibit 10.02

$78,751,165.72

LOAN AGREEMENT

dated as of

June 27, 2017

AMONG

GRAÑA Y MONTERO S.A.A.,

as the Borrower,

THE LENDERS PARTY HERETO,

as Lenders and Mandated Lead Arrangers

AND

NATIXIS, NEW YORK BRANCH,

as the Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule 1.01-A	Commitments
Schedule 1.01-B	Liens Existing as of the Effective Date
Schedule 1.01-C	Investments Existing as of the Effective Date
Schedule 1.01-D	Indebtedness Existing as of the Effective Date
Schedule 4.06A	Material Litigation
Schedule 4.06B	Environmental Matters
Schedule 4.09	Labor Matters
Schedule 4.11	Compliance with Contractual Obligations
Schedule 6.03	Fundamental Changes
Schedule 7.01(w)	Terms of CS Facility Waiver and Amendments

EXHIBITS:

Exhibit 1.01-A	Form of Assignment and Assumption
Exhibit 1.01-B	Form of Promissory Note
Exhibit 1.01-C	Form of Note Completion Agreement
Exhibit 2.03	Form of Borrowing Request
Exhibit 2.08	Form of Notice of Optional Prepayment
Exhibit 2.09	Form of Notice of Anticipated Mandatory Prepayment

-v-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of June 27, 2017 (the “Effective Date”) is among GRAÑA Y MONTERO S.A.A., a sociedad anónima abierta organized and existing under the laws of Peru (the “Borrower”), the banks and other financial institutions listed on the signature pages hereof under the caption “Lenders” (together with each other Person that becomes a Lender pursuant to Section 9.05 or otherwise in accordance with the provisions of this Agreement, collectively, the “Lenders”), and NATIXIS, NEW YORK BRANCH, individually as a Lender, and as the administrative agent for the Lenders (in such latter capacity together with any other Person that becomes Administrative Agent pursuant to Section 8.08, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Borrower has requested that a term loan facility be extended to it pursuant to which the Borrower may borrow from the Lenders to pay all obligations of the Borrower under or in respect of that certain G&M Guaranty (as hereinafter defined) in respect of obligations of GSP (as hereinafter defined), an affiliate of the Borrower, under the Bridge Facility (as hereinafter defined) outstanding as of the Closing Date (as hereinafter defined) (the “Financing”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, in addition to the terms defined above, the following terms have the meanings specified below:

“ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Addenda to the Almonte Trust Agreement” means the addenda to the Almonte Trust Agreement, to be executed after the Closing Date, among Viva, the CS Agent, the Administrative Agent, the trustee party thereto and, upon accession thereto, the Local Agent, providing (a) a second priority Lien and Security Interest on the Almonte Shares for the benefit of the Lenders and (b) a third priority Lien and Security Interest on the Almonte Shares for the benefit of the Local Facility Lenders so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to the Senior Lenders have been paid in full.

“Adexus” means Adexus S.A., a sociedad anónima organized and existing under the laws of Chile.

“Adjusted LIBOR” means, with respect to a LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) the LIBO Rate for the Loan divided by (ii) 1 minus the Reserve Requirement for the Loan.

“Administrative Agent” has the meaning specified in the introduction to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 9.01(e)(ii).

“Agreement” has the meaning specified in the introduction hereof (subject, however, to Section 1.03(e)).

“Agreement Currency” has the meaning specified in Section 9.14.

“ALMONTE” means Inmobiliaria Almonte S.A., a sociedad anónima organized and existing under the laws of Peru.

“Almonte Shares” means the issued and outstanding Capital Stock of ALMONTE held directly or indirectly by the Borrower.

“Almonte Trust Agreement” means the contrato de fideicomiso, dated March 11, 2016, among Viva, the CS Agent and the trustee party thereto, granting a first priority Lien on the Almonte Shares in favor of the CS Agent, as amended by the Addenda to the Almonte Trust Agreement following the execution thereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, (b) the Prime Rate in effect for such day and (c) the one month Adjusted LIBOR as published on such day (or, if LIBOR is not published on such day, the previous day on which LIBOR was published) plus 1%; provided that, if the Loan is an ABR Loan due to application of Section 2.13, “Alternate Base Rate” shall be the greater of clauses (a) and (b) above; provided, further, that in no event shall the Alternate Base Rate at any time be equal to less than 0.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“AML Legislation” mean any applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title III of the Patriot Act, the Money Laundering Control Act of 1986 (18 U.S.C. § 1956 et seq.) the Currency and Foreign Transactions Reporting Act of 1970, the 3rd EU Money Laundering Directive and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task

Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

“Anti-Corruption Laws” means the implementing legislation for the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997, and the Inter-American Convention Against Corruption of the OAS adopted on March 29, 1996, including, but not limited to, the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), the Corruption of Foreign Public Officials Act (Canada), the United Kingdom Bribery Act 2010, or any corresponding laws of jurisdictions in which the Borrower operates, to the extent applicable to the Borrower, and all other laws, rules, and regulations of any jurisdiction that concern or relate to bribery or corruption and that is or may be applicable to any Obligor.

“Applicable Exchange Rate” means, as of any date of determination, with respect to the conversion of Soles to Dollars or Dollars to Soles, as applicable, the daily rate published as the Soles to Dollars exchange rate (venta) or the Dollars to Soles exchange rate (compra) on the website of the Superintendencia de Banca, Seguros y AFP (www.sbs.gob.pe).

“Applicable Law” means, as to any Person, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, resolution, authorization or other directive or requirement (having the force and effect of law), including Environmental Laws, of any Governmental Authority applicable to such Person.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, substantially in the form of Exhibit 1.01-A with such changes as may be approved by the Administrative Agent.

“Attorney Costs” means all documented fees and disbursements of any law firm or other external legal counsel.

“Authorized Officers” has the meaning specified in Section 3.01(a)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means (i) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (ii) and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Act” means Peruvian General Insolvency Law No. 27809 (Ley 27809, Ley General del Sistema Concursal), as amended from time to time.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, (a) an involuntary proceeding shall be commenced or involuntary petition shall be filed seeking (i) liquidation, reorganization, insolvency or other relief under any bankruptcy, insolvency, receivership or similar law in respect of such Person or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered, (b) such Person shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, insolvency or other relief under any bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) generally not pay its debts as they become due or (viii) take any action for the purpose of effecting any of the foregoing, or (c) any analogous procedure or step is taken in any jurisdiction.

“Bankruptcy Law” means, as applicable to the relevant Person, the Bankruptcy Code, the Bankruptcy Act and/or any other Applicable Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, winding-up or composition or readjustment of debts or any similar circumstances.

“Base Rate Margin” means a rate per annum equal to (a) during Period 1, 3.50%, (b) during Period 2, 4.00% and (c) during Period 3, 4.50%.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Borrower Financial Statements” means the unaudited individual and consolidated financial statements of the Borrower for the fiscal year ending on December 31, 2016.

“Bridge Facility” means the credit facilities under that certain Term Loan Agreement dated as of August 29, 2014 among GSP, as borrower thereunder, the lenders party thereto and Natixis, New York Branch, as administrative agent, as amended, amended and restated, supplemented or modified from time to time.

“Business” means, as to the Borrower or any of its Subsidiaries, the business and operations of the Borrower or such Subsidiary as conducted on the Effective Date and any operations incidental thereto conducted after the Effective Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in (a) Lima, Peru, or (b) New York, New York, are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“CAM Chile” means CAM Chile S.A., a Chilean company.

“CAM Chile Leverage Ratio” means, on any date of determination, the ratio of (i) Total Indebtedness of CAM Chile as of such date to (ii) EBITDA of CAM Chile for the Rolling Period ended on such date (or, if such date is not the last day of a fiscal quarter of CAM Chile, ended on the last day of the fiscal quarter of CAM Chile most recently ended prior to such date).

“CAM Chile Share Pledge” means the prenda sin desplazamiento de Segundo grado sobre acciones, to be entered after the Closing Date, among CAM Chile, CAM Holding S.p.A., the Administrative Agent, the CS Agent, any agent bank party thereto and, upon accession thereto, the Local Agent, granting (a) a second priority Lien and Security Interest under Chilean law in favor of the Senior Lenders in respect of 73.16% of the issued and outstanding Capital Stock of CAM Chile and (b) a third priority Lien and Security Interest under Chilean law in favor of the Local Facility Lenders in respect of 73.16% of the issued and outstanding Capital Stock of CAM Chile, such that the Local Facility Lenders will receive payment only after all obligations of the Borrower to Chubb and the Senior Lenders have been paid in full.

“CAM Peru” means CAM Servicios del Perú S.A., a sociedad anónima organized and existing under the laws of Peru.

“CAM Peru Share Trust Agreement” means the Contrato de Fideicomiso de Acciones CAM Peru to be entered into after the Closing Date among the Borrower, Chubb, the Administrative Agent, the CS Agent, the trustee party thereto and, upon accession thereto, the Local Agent, granting (a) a first priority Lien in and to the CAM Peru Shares in favor of Chubb, (b) a second priority Lien in favor of the Senior Lenders in and to the CAM Peru Shares so that payments to the Senior Lenders will be made only after all obligations of the Borrower to Chubb have been paid in full and (c) a third priority Lien in favor of the Local Facility Lenders in and to the CAM Peru Shares so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to Chubb and the Senior Lenders have been paid in full.

“CAM Peru Shares” means 73.16% of the issued and outstanding Capital Stock of CAM Peru.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which is required to be classified and accounted for as a capital lease on a balance sheet of such Person under IFRS other than those that would have been accounted for as an operating lease on a balance sheet of such Person under IFRS as in effect on December 31, 2011.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, any limited or general partnership interest and any limited liability company member interest.

“CCDS” means Consorcio Constructor Ductos del Sur, a consortium comprised of Odebrecht Perú Ingeniería y Construcción S.A.C., Constructora Norberto Odebrecht S.A. Sucursal Peru and GyM.

“CCDS Receivables” means the proceeds of all CCDS’s present and future rights to receive payments under the EPC Agreement that have been transferred in favor of a trust estate under the EPC Trust Agreement.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any Applicable Law, rule, regulation or treaty, (b) any change in any Applicable Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, requirement, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date or (d) the non-renewal of any provision of Applicable Law that is in effect on a temporary basis on the Effective Date; provided, that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder, issued in connection therewith and (ii) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and their respective Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the G&M Holders, shall at any time (i) have acquired direct or indirect beneficial ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5) of Capital Stock of the Borrower, having the power to vote or direct the voting of such Capital Stock of the Borrower, that exceeds the aggregate ordinary voting power of the Borrower that is beneficially owned, directly or indirectly, by the G&M Holders or (ii) Control the Borrower, or (b) the G&M Holders shall at any time fail to have the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least two members of the Board of Directors of the Borrower.

“Charter Documents” means, with respect to any Person, (a) the articles or certificate of incorporation, the certificate of formation or other similar organizational document of such Person, (b) the by-laws, the operating agreement, the limited liability company agreement or other similar document of such Person, and (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person

“Chubb” means Chubb Perú S.A. Compañía de Seguros y Reaseguros, a sociedad anónima organized and existing under the laws of Peru.

“Chubb Facility” means the Acuerdo de Reconocimiento de Deuda y Compromiso de Pago, dated March 31, 2017, between the Borrower and Chubb.

“Closing Date” means, subject to the provisions of Section 2.06(a), the date on which the conditions precedent set forth in Section 3.01 have been satisfied or waived in accordance therewith and the Disbursement is made under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“COGA” means Compañía Operadora de Gas del Amazonas S.A., a sociedad anónima organized and existing under the laws of Peru.

“Collateral” means all rights, assets and other Property that, in accordance with the terms of the Security Documents, are intended to be subject to any Lien in favor of the Collateral Trustee or the Administrative Agent, as applicable, for the benefit of one or more of the Secured Loan Parties.

“Collateral Trustee” means La Fiduciaria S.A., in its capacity as trustee under the Security Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan in a principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01-A hereto as reduced as provided in this Agreement. The total Commitments of all of the Lenders as of the Effective Date, is $78,751,165.72

“Communications” has the meaning specified in Section 9.01(e)(ii).

“CONCAR” means Concar S.A., a sociedad anónima organized and existing under the laws of Peru.

“CONCAR-GyM Pledge Agreement” means the Contrato de Garantía Mobiliaria, dated December 10, 2015, between the Borrower and Credit Suisse AG, Cayman Islands Branch in respect of: (a) 98.24% of the issued and outstanding Capital Stock of GyM and (b) 99.9983% of the issued and outstanding Capital Stock of CONCAR.

“Concession Agreement” means the Contrato de Concesion del Proyecto Mejoras a la Seguridad Energética del País y Desarrollo del Gasoducto Sur Peruano, entered into by and between GSP, the Operador Calificado and the Government of Peru acting through the Ministry of Energy and Mines, dated July 23, 2014, whereby GSP was granted the concession, on the terms set forth therein, for the Project.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, net profit plus, to the extent deducted in calculating such net profit, (i) financial (expense) income; (ii) income tax; (iii) depreciation and amortization; (iv) the amount corresponding to the tariff for the Lima Metro concession actually paid to GyM FERROVIAS during such period (on account of the Peruvian government’s repayment of amounts invested by GyM FERROVIAS to purchase trains and other infrastructure for the Lima Metro concession); and (v) the portion of costs of sales during such period related to purchase of land in the Borrower’s real estate segment, in each case determined in accordance with IFRS, minus the EBITDA of (a) any Non-Recourse Subsidiary and (b) each of Adexus, CAM Chile and CAM Peru.

“Consolidated Leverage Ratio” means, on any date of determination, the ratio of (i) Consolidated Total Indebtedness as of such date to (ii) Consolidated EBITDA for the Rolling Period ended on such date (or, if such date is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“Consolidated Total Indebtedness” means, on any date of determination, with respect to the Borrower and its Subsidiaries (other than any Non-Recourse Subsidiary) on any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on such date, minus (i) the aggregate amount of Indebtedness of the Borrower (if any) of the type permitted under clauses (a), (d), (e) and (h)(ii) of the definition of “Permitted Indebtedness” and (ii) the aggregate amount of Indebtedness of Adexus, CAM Peru and CAM Chile, determined on a consolidated basis in accordance with IFRS.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means, when used in respect of any particular Person, at any time of determination, the possession, directly or indirectly, at such time, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Buildings” means (i) building owned by the Borrower located in the district of Surquillo in Lima and recorded in the partida electronica No. 41776862 of the Registro de Propiedad Inmueble de Lima and (ii) building owned by the Borrower located in the district of Miraflores in Lima and recorded in partida electronica No. 13334259 of the Registro de Propiedad Inmueble de Lima.

“Corporate Building Trust Agreement” means the Contrato de Fideicomiso de Inmuebles, to be entered after the Closing Date, among the Borrower, the CS Agent, the Administrative Agent, the trustee party thereto and, upon accession thereto, the Local Agent, granting (a) a second priority Lien and Security Interest (subordinated to the Mortgage Agreement) in favor of the Lenders in respect of the Corporate Buildings and (b) a third priority Lien and Security Interest (subordinated to the Mortgage Agreement) in favor of the Local Facility Lenders in respect of the Corporate Buildings, so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to the CS Parties and the Lenders have been paid in full. The Corporate Building Trust Agreement will contemplate a first priority order of payment in favor of the CS Parties, so that payments to the Lenders will be made only after all obligations of the Borrower to the CS Parties have been paid in full.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding amount of such Lender’s Commitment at such time, or, if the Commitments have been terminated, then the outstanding aggregate principal amount of such Lender’s share of the Loan at such time.

“CS Agent” means the “Administrative Agent” under and as defined in the CS Facility.

“CS Facility” means the Credit Agreement, dated as of December 10, 2015, among the Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and a lender, Caterpillar Financial Services Corporation, as a lender, Banco de Occidente (Panama), S.A., as a lender, Banco de Crédito del Perú, as a lender, and Inteligo Bank Ltd., as a lender.

“CS Party” means each of the CS Agent and the “Lenders” under and as defined in the CS Facility.

“CS Waiver” means a waiver and amendment with respect to the CS Facility substantially in the terms attached as Schedule 7.01(w).

“CSM” means 50% of the rights and property shares in 58,000 square meters of real property located at Av. Pérez Aranibar No. 1300 (corner of calle Jorge Polar and Av. General Cordova), consisting of blocks 114, 115, 166, 118, 119, 120, 122, 123 of Santa Cruz, district of Miraflores, Lima, and recorded in partida electronica No. 07001527 of the Registro de Propiedad Inmueble de Lima y Callao in the name of Viva.

“Debtor Relief Laws” means the Bankruptcy Laws and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of Peru, the United States or other applicable jurisdictions in effect from time to time.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Period” means, with respect to any Lender, the period during which such Lender is a Defaulting Lender.

“Defaulting Lender” means, subject to Section 2.19, any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund all or any portion of its share of the Loan, or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund its share of the Loan, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s, as applicable, receipt of such certification in form and substance reasonably satisfactory to it, (d) has become the subject of a Bankruptcy Event or has a direct or indirect parent company that has become the subject of a Bankruptcy Event or (e) has a direct or indirect parent company that has become the subject of a Bail-in Action.

“Disbursement” means the disbursement of the Loan pursuant to this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, with respect to any Person, without duplication, net profit plus, to the extent deducted in calculating such net profit, (i) financial (expense) income; (ii) income tax; (iii) depreciation and amortization, in each case determined in accordance with IFRS.

“EEA Member Country” means any state of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning specified in the introduction to this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating to or imposing liability or standards of conduct concerning protection of the environment, safety in the workplace, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPC Agreement” means the Contrato Llave en Mano – EPC a Suma Alzada para la Ingeniería (Diseño), Procura y Construcción del Sistema de Transporte del Proyecto “Mejoras a la Seguridad Energética del País y Desarrollo del Gasoducto Sur Peruano”, dated June 25, 2014, between GSP and CCDS, as amended by the First Addendum dated December 10, 2014, the Second Addendum dated March 13, 2015, Third Addendum dated April 29, 2016 and the Fourth Addendum dated June 14, 2016.

“EPC Trust Agreement” means the EPC Trust Agreement entered into as a public deed under Peruvian law dated May 3, 2016, among CCDS, Odebrecht Perú Ingeniería y Construcción S.A.C., Constructora Norberto Odebrecht S.A. Sucursal Peru, GyM, the Borrower and Enagás S.A., in each case, acting as guarantor and beneficiary, Natixis, New York Branch, acting as administrative agent for the Lenders and La Fiduciaria, acting as trustee, providing for the transfer of all CCDS Receivables in favor of the trust estate and the payment of all CCDS Receivables by GSP to the trust estate.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Performance Bond Obligations” means obligations in respect of surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit or similar instruments that meet each of the following conditions:

(a) are incurred in the ordinary course of business in support of performance obligations, it being understood that “ordinary course of business” could include, with respect to the Borrower and its Subsidiaries, activities related to their equity interests in infrastructure companies, including at any time (i) a letter of credit with a face amount of $41,000,000 issued in favor of the Government of Peru to support advance payments made to GyM FERROVIAS and (ii) a performance bond for an amount of up to Soles 40,000,000 in respect of the obligations of GyM FERROVIAS under the Línea 1 concession;

(b) are unsecured or are secured by Liens (i) over Collateral of a lower priority than the priority of the Liens of the Secured Parties and the beneficiaries of such lower-priority Liens will not have the right to enforce such Liens or (ii) over Property other than the Collateral;

(c) do not support indebtedness for borrowed money of the Borrower or any of its Subsidiaries; and

(d) are not incurred to support the Borrower’s and its Subsidiaries’ obligations to make capital contributions (base, contingent or otherwise, whether in the form of equity, loans or otherwise).

“Excluded Taxes” means with respect to any Lender (a) Taxes imposed on or measured by its overall net income (however denominated), franchise taxes and branch profits taxes (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or in which its principal office is located or in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender’s failure to comply with Section 2.16(f), (c) any U.S. federal withholding Taxes imposed under FATCA, (d) any backup withholding Taxes imposed by the United States or similar Taxes imposed by any other jurisdiction, and (e) without limiting (a), (b), (c) and (d) any Taxes imposed on any payment other than any Taxes for which there is (i) a connection of the Borrower to the jurisdiction imposing such taxes (including a connection arising as a result of the Borrower being engaged in business in the jurisdiction imposing such Tax) or (ii) no connection of any of the Borrower, the Lender and the Administrative Agent to the jurisdiction imposing such taxes (unless such jurisdiction is the United States of America or any political subdivision thereof, in which case this clause (ii) shall be applied as if the Administrative Agent had no connection to such jurisdiction). Excluded Taxes in connection with a Tax Payment or Increased Cost following a Lender’s transfer or assignment of its rights and obligations under the Loan Documents shall be treated as provided in Section 9.05(l).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any treaty, law or regulation of any jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of the Sections of the Code referred to above.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it, or, if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the next preceding Business Day.

“Fee Letters” means, collectively, (a) the fee letter, dated as of the date hereof, among the Lenders and the Borrower for the structuring fee and the coordination fee (as defined therein) and (b) the fee letter, dated as of the date hereof, between the Borrower and the Administrative Agent for the administrative agency fee.

“Financing” has the meaning specified in the preliminary statement to this Agreement.

“G&M Collection Rights Trust Agreement” means the trust (fideicomiso de administración y garantía) to be entered into under Peruvian law among the Borrower, the Administrative Agent and the Collateral Trustee providing for (i) the irrevocable transfer of all GSP Claims in favor of the trust estate and (ii) the payments of all GSP Claims to the trust estate for the benefit of the Lenders.

“G&M Guaranty” means that certain Guaranty of the Borrower dated as of December 17, 2015, in favor of the administrative agent under the Bridge Facility, as amended, amended and restated, supplemented or modified from time to time.

“G&M Holders” means, collectively, (a) GH Holding Group Corp., Bethel Enterprises Inc., Byron Development S.A. or any of their respective Affiliates and (b) Hernando Graña Acuña and any trust or entity 100% owned and Controlled by or established for the sole benefit of, or the estate of, Hernando Graña Acuña or his spouse or lineal descendants.

“GMD” means GMD S.A., a sociedad anónima organized and existing under the laws of Peru.

“GMD Shares” means 89.19% of the issued and outstanding Capital Stock of GMD.

“Governmental Authority” means the government of the United States of America, Peru, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, departmental, municipal or local, and any agency, authority, instrumentality, judicial or administrative body, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means a Person and its Subsidiaries.

“GSP” means Gasoducto Sur Peruano S.A., a sociedad anónima organized and existing under the laws of Peru.

“GSP Claims” means the claims or rights of the Borrower to receive proceeds of the Termination Payment (Pago por Terminación) (as defined in the Concession Agreement) (a) as a result of the Borrower’s subrogation rights under the G&M Guaranty, (b) as a result of the Borrower’s subrogation rights under the GSP Performance Bond provided for the benefit of GSP and (c) as a result of the Borrower’s rights under Clause 8.2.2.5 of the EPC Trust Agreement in its capacity as guarantor.

“GSP Performance Bond” means the Garantía de Fiel Cumplimiento, dated July 18, 2016, issued by Chubb in favor of MINEM in respect of the obligations of GSP under the Concession Agreement.

“Guarantee” means any act by which any Person assumes, guarantees, endorses or otherwise incurs direct or contingent liability in connection with, or agrees to purchase or otherwise acquire or otherwise assures a creditor against loss in respect of, any debt of any Person (excluding (a) any liability by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (b) any liability in connection with obligations of the Borrower, including obligations under any conditional sales agreement, equipment trust financing or equipment lease).

“GyM” means GyM S.A., a sociedad anónima organized and existing under the laws of Peru.

“GyM FERROVIAS” means GyM Ferrovias S.A., a sociedad anónima organized and existing under the laws of Peru.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in subsection (a), the amounts determined as the mark-to-market values for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or interest rate insurance, foreign exchange contract, currency swap or option agreement, forward contract or any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates or currency values.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time in Peru.

“Illegality” means, as to any Lender, that it becomes unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Loan Document or to fund or maintain its share in the Loan.

“Illegality Cure Period” has the meaning specified in Section 2.07.

“Increased Cost” means an increase in the cost to a Lender of making, converting to, continuing or maintaining its share of the Loan or of maintaining its obligation to make its share of the Loan, or any reduction of the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount), in each case resulting from any Change in Law (a) imposing, modifying or deeming applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR), (b) subjecting the Administrative Agent or any Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b), (c) and (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (c) imposing on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the portion of the Loan made by such Lender or participation therein.

“Indebtedness” of any Person means, without duplication:

(a) all indebtedness created, issued or incurred by such Person for borrowed money;

(b) all obligations of such Person to pay the deferred purchase price of Property of such Person or services (but excluding trade payable, accounts payable or similar accrued liabilities arising in the ordinary course of business so long as such trade payables, accounts receivable and similar accrued liabilities are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and are not overdue) which in accordance with generally accepted accounting principles applicable to such entity would be shown on the liability side of the balance sheet of such entity;

(c) all obligations of such Person in respect of letters of credit, bank guarantees or similar instruments issued or accepted by financial institutions for the account of such Person (excluding Excluded Performance Bond Obligations);

(d) Capital Lease Obligations of such Person;

(e) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations;

(f) all net obligations of such Person in respect of Hedging Agreements valued on any date at the Hedge Termination Value thereof as of such date;

(g) all Guarantees by such Person in respect of indebtedness described in the foregoing clauses (a) through (f) and clause (h) below of others;

(h) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; and

(i) all obligations of the kind referred to in subsections (a) through (h) above of others secured by any Lien on Property owned by such Person.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Indemnified Liabilities” has the meaning specified in Section 9.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Information” has the meaning specified in Section 9.12.

“Interest Payment Date” means the last Business Day of each March, June, September and December, commencing with June 30, 2017; provided that the first Interest Payment Date shall be September 30, 2017 and the last Interest Payment Date shall be the Stated Maturity Date.

“Interest Period” means, with respect to the Loan, initially the period from and including the Closing Date to but excluding the next succeeding Interest Payment Date, and, thereafter, the period from and including the relevant Interest Payment Date to but excluding the next succeeding Interest Payment Date; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” in any Person means, without duplication, (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to such Person (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with IFRS).

“Judgment Currency” has the meaning specified in Section 9.14.

“Lenders” has the meaning specified in the introduction to this Agreement.

“Lending Office” means the office designated in writing by a Lender to the Administrative Agent (a) on or before the date it becomes a Lender or (b) by not less than five (5) Business Days’ notice, as the office through which it will perform its obligations under this Agreement.

“LIBOR Loan” means a Loan that bears interest at a rate determined by reference to Adjusted LIBOR.

“LIBOR Margin” means a rate per annum equal to (a) during Period 1, 4.50%, (b) during Period 2, 5.00% and (c) during Period 3, 5.50%.

“LIBO Rate” means for any Interest Period of the Loan:

(a) the applicable Screen Rate; or

(b) if no Screen Rate is available for such Interest Period, the arithmetic mean (rounded upward to four (4) decimal places) of the rates, as supplied to the Administrative Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period, for the offering of deposits in Dollars for a period comparable to such Interest Period. Notwithstanding anything herein to the contrary, the LIBO Rate shall at no time be less than 0.00% per annum.

“Lien” means, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, transferencia de dominio fiduciario, assignment by way of security, pledge, charge, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and a Person shall be deemed to own, subject to a Lien, any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement or other title retention agreement relating to such Property or any capital lease having substantially the same economic effect of any of the foregoing).

“Litigation” means any action, claim, lawsuit, investigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or panel of arbitrators.

“Loan Documents” means, collectively, this Agreement, the Notes, the Note Completion Agreements, the Fee Letters, each Security Document, each amendment to or waiver or consent in connection with any of the foregoing, and any other instrument or document from time to time executed and delivered by the Borrower and designated in writing as a Loan Document by the Borrower and the Administrative Agent.

“Loan” means an advance made by the Lenders to the Borrower pursuant to this Agreement.

“Local Agent” means the administrative agent for the Local Facility Lenders under the Local Facility.

“Local Facility” means (a) a syndicated loan facility of up to $162,000,000 to be granted by the Local Facility Lenders, consisting of (i) a revolving facility of GyM, (ii) a term loan facility of GyM and (iii) a term loan facility for the reimbursement of outstanding surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit and similar instruments issued for the account of the Borrower or any of its Subsidiaries in their ordinary course of business, (b) a stand by letter of credit facility of up to $150,000,000 for the issuance of standby letters of credit for the account of the Borrower and GyM to serve as surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit or similar instruments of the Borrower or any of its Subsidiaries in their ordinary course of business to be granted by the Local Facility Lenders and (c) a commitment for the maintenance and renewal of existing standby letters of credit for the account of (i) the Borrower, (ii) GyM and/or (iii) Affiliates of the Borrower.

“Local Facility Lenders” means Banco de Crédito del Perú, Banco Internacional del Perú S.A.A., Scotiabank Perú S.A.A. and BBVA Banco Continental, or any of their affiliates who are lenders under the Local Facility, and any other financial institutions from time to time party to the Local Facility as lenders.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties or financial condition of the Borrower, (b) the ability of the Borrower to perform and comply when due with its material obligations under any Loan Document to which it is a party, (c) the validity, enforceability or perfection of the Security Interests over any portion of Collateral that is not immaterial or the validity or enforceability of any Loan Document or (d) the rights and remedies of the Secured Loan Parties granted or purported to be granted in the Loan Documents such that the rights and remedies afforded by the Loan Documents are inadequate for the practical realization of the principal benefits purported to be provided thereby.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the date that the Obligations are accelerated pursuant to Section 7.02.

“MINEM” means the government of Peru acting directly or through the Ministry of Energy and Mines (Ministerio de Energía y Minas) of Peru.

“Mortgage Agreement” means the Contrato de Hipoteca, dated December 10, 2015, between the Borrower and Credit Suisse AG, Cayman Islands Branch in respect of the Corporate Buildings.

“Net Cash Proceeds” means, with respect to (a) any cash amount received by any Person, such cash amount net of reasonable costs and expenses and Taxes incurred by such Person in connection with the collection thereof and (b) any disposition of Property or assets, the aggregate amount of cash payments received as consideration net of (i) the amount of any costs, expenses, commissions and fees paid or payable by or on behalf of such Person in connection with such disposition, and (ii) any Taxes imposed on and payable or reasonably estimated to be payable by such Person as a result of such disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Recourse Indebtedness” means any Indebtedness for borrowed money incurred for the purpose of financing a Non-Recourse Project (including any costs, expenses and working capital related to such Non-Recourse Project) which meets the following conditions:

(a) the borrower of (and the Persons obliged to pay) such Non-Recourse Indebtedness is the Non-Recourse Subsidiary that owns the relevant Non-Recourse Project being financing;

(b) the rights and recourse of the Person or Persons to whom such Indebtedness is owed (the “non-recourse creditors”) are limited, in connection with such Indebtedness, to the assets of the relevant Non-Recourse Project and the Capital Stock of the Non-Recourse Subsidiary that is the borrower of such Indebtedness and any asset of the relevant Non-Recourse Subsidiary owning, directly or indirectly, such assets;

(c) the Liens, if any, granted to the non-recourse creditors or for their benefit, in order to secure such Indebtedness do not charge any asset or right of the Borrower or its Subsidiaries other than the assets and rights mentioned in clause (b) above;

(d) neither the Borrower nor any of its Subsidiaries has Guaranteed or (other than the relevant Non-Recourse Subsidiary) otherwise agreed to become liable to pay such Indebtedness (other than, solely in respect of GyM FERROVIAS, the Guarantees described in clause (h) of “Permitted Indebtedness”); and

(e) the acceleration or demand for payment prior to scheduled maturity of such Non-Recourse Indebtedness after a default does not constitute an event of default under any Indebtedness of the Borrower and its Subsidiaries, except for such Non-Recourse Indebtedness and Indebtedness under the Loan Documents.

“Non-Recourse Project” means (i) the acquisition, construction, development or expansion of assets by a Non-Recourse Subsidiary forming an undertaking capable (on the basis of reasonable initial assumptions) to generate sufficient cash flow to cover (without any recourse or support from any Person other than such Non-Recourse Subsidiary) the operating costs and debt service required to finance such undertaking and the subsequent commercial operation for which such assets were so acquired, constructed, developed or expanded; or (ii) any business undertaking existing on the date of this Agreement which, at the time of its acquisition, construction, development or expansion by the Borrower or any of its Subsidiaries, satisfies the criteria set forth in (i) above; provided that the term Non-Recourse Project excludes a business or undertaking consisting primarily of providing engineering, construction or operation and maintenance services.

“Non-Recourse Subsidiary” means NORVIAL, GyM FERROVIAS or any other Subsidiary of the Borrower formed or organized, as applicable, following the Closing Date and, in each case, only to the extent such Person meets each of the following conditions:

(a) it owns, at all times, no material asset other than assets related to a Non-Recourse Project,

(b) it owes, at all times, no Indebtedness for borrowed money other than Non-Recourse Indebtedness;

(c) such Person is, at the time it intends to become a Non-Recourse Subsidiary, acceptable to the Required Lenders; and

(d) its obligations are not supported or Guaranteed by the Borrower, its Subsidiaries (other than the relevant Non-Recourse Subsidiary) or any assets of Borrower or its Subsidiaries.

“NORVIAL” means Norvial S.A., a sociedad anónima organized and existing under the laws of Peru.

“Note” means an incomplete promissory note (pagaré incompleto) of the Borrower payable to any Lender, in the form of Exhibit 1.01-B, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Note Completion Agreement” means a note completion agreement (acuerdo de llenado de pagaré) in the form of Exhibit 1.01-C.

“Notice of Anticipated Mandatory Prepayment” has the meaning specified in Section 2.09(d).

“Notice of Default” has the meaning specified in Section 7.02.

“Notice of Optional Prepayment” has the meaning specified in Section 2.08(b).

“Obligations” means collectively:

(a) all outstanding indebtedness and liabilities, and all other obligations, of the Borrower in respect of the Loan;

(b) all other outstanding indebtedness and liabilities, and all other obligations, of the Borrower to the Administrative Agent and the Lenders under, with respect to, and arising in connection with, this Agreement and the Fee Letters, including all indebtedness and liabilities of the Borrower to the Administrative Agent and the Lenders for fees, costs, indemnification and expenses under this Agreement and the Fee Letters; and

(c) all renewals, extensions, amendments and changes of, or substitutions or replacements for, all or any part of the items described under clauses (a) and (b) above.

“Obligors” means, collectively, the Borrower, Viva and CAM Holding S.p.A.

“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury of the United States.

“Other Connection Taxes” means, with respect to any recipient of a payment under a Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Participant” has the meaning specified in Section 9.05(e).

“Patriot Act” has the meaning specified in Section 9.15.

“Period 1” means the period commencing on the Effective Date through the earlier of (a) first anniversary of the Effective Date and (b) the Maturity Date.

“Period 2” means the period commencing on the date immediately succeeding the first anniversary of the Effective Date through the earlier of (a) the second anniversary of the Effective Date and (b) the Maturity Date.

“Period 3” means the period commencing on the date immediately succeeding the second anniversary of the Effective Date through the later of (a) the Maturity Date and (b) the date in which all the Obligations have been paid in full.

“Permitted Indebtedness” means:

(a) Indebtedness incurred under or pursuant to the Loan Documents;

(b) unsecured Indebtedness that is expressly subordinated in right of payment to the Indebtedness arising under the Loan Documents and in respect of which the Borrower and the relevant Subsidiary shall have executed and delivered such agreements, instruments and other documents and taken such actions as the Administrative Agent reasonably requests so that all rights of such Subsidiary under such Indebtedness shall be subordinated to a first priority fully perfected Lien securing the repayment and other obligations of the Borrower under the Loan Documents; provided that, in the case of Indebtedness described in clauses (ii) and (iii) of Section 6.06, the relevant subordination documentation shall allow for payments permitted pursuant to Section 6.06;

(c) purchase money obligations incurred to finance discrete items of equipment;

(d) until one (1) Business Day after the Closing Date, Indebtedness under the G&M Guaranty;

(e) Indebtedness in respect of the CS Facility, the Chubb Facility and the Local Facility;

(f) Indebtedness existing as of the Effective Date and set forth on clause (b) of Schedule 1.01-C; provided that, in the case of Indebtedness of the Borrower set forth in paragraphs 7, 11, 12, 16, 17 and 18 of clause (b) of Schedule 1.01-C, it has been subordinated in accordance with clause (b) above within ten (10) Business Days following the Closing Date;

(g) Indebtedness existing as of the Effective Date and set forth on Schedule 1.01-D;

(h) Indebtedness of GyM FERROVIAS, and guarantees by the Borrower or any of its Subsidiaries of such obligations of GyM FERROVIAS incurred in connection with the expansion of the Lima Metro, which will include the purchase of additional trains and the expansion of the existing infrastructure for the Lima Metro, in an aggregate amount not exceeding, at any time (i) $40,000,000 in respect of Indebtedness of GyM FERROVIAS and (ii) $26,000,000 in respect of the obligations of GyM FERROVIAS under one or more hedging agreements;

(i) Indebtedness of CAM Chile provided that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness, including with respect to Section 6.13(b);

(j) Indebtedness of Adexus and CAM Peru (including any refinancing of Indebtedness that exists as of the Effective Date) in an amount not to exceed at any time $25,000,000 (in the case of Adexus) and $1,500,000 (in the case of CAM Peru) plus, in the case of any refinancing or new Indebtedness, the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing or new Indebtedness;

(k) any other Indebtedness of any Subsidiary of the Borrower (other than Adexus, NORVIAL, GyM FERROVIAS, CAM Chile, CAM Peru and ALMONTE) provided that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness, including with respect to Section 6.13(a);

(l) (i) obligation of GyM to pay up to $15,136,932 to the Patrimonio Autónomo (Arturo José Serna) in respect of the put options for the Capital Stock of Morelco S.A.S. exercised by the Patrimonio Autónomo (Arturo José Serna) and (ii) obligations of GyM and GyM Chile S.p.A. to pay, in the aggregate, $7,812,333 to the shareholders of Vial y Vives – DSD S.A. (other than GyM, IyC GYM Ltda and GyM Chile S.p.A.) in respect of the put options for the Capital Stock of Vial y Vives – DSD S.A. exercised by such shareholders prior to the Closing Date;

(m) Indebtedness of the Borrower and its Subsidiaries to any of its other Subsidiaries in connection with the disposition of (i) the Almonte Shares and the Capital Stock of CAM Chile in accordance with the Security Documents and (ii) CSM and the Capital Stock of Prinsur, so long as such Indebtedness has been repaid by set-off of dividends within ten (10) Business Days following (x) the date of incurrence thereof (in the case of the dispositions described in clause (i) above) or (y) the Closing Date (in the case of the dispositions described in clause (ii) above);

(n) Indebtedness of the Borrower or any of its Subsidiaries to GyM in connection with the repayment of Indebtedness under the Local Facility used to reimburse draws on surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit and similar instruments and, in the case of such Indebtedness of the Borrower to GyM, that has been subordinated in accordance with clause (b) above within ten (10) Business Days following the date of incurrence thereof; and

(o) additional Indebtedness of the Borrower for borrowed money provided that (x) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness, and (y) the Net Cash Proceeds therefrom are applied to prepay the Loan pursuant to Section 2.08.

“Permitted Investments” means:

(a) with respect to Dollar-denominated investments in New York,

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) and having maturities of no more than one (1) year;

(ii) time deposits, certificates of deposit and banker’s acceptances having maturities of no more than 1 year and issued by an entity with a credit rating of at least “A-” or better by S&P and “A3” or better by Moody’s;

(iii) Investments in funds substantially all the assets of which are comprised of securities of the types described in sub-clauses (a)(i) and (a)(ii) above;

(iv) United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. § 270.2a-7) in effect in the United States, that invest primarily in securities of the types described in sub-clause (a)(i) above and repurchase obligations backed by those obligations;

(v) Investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from Standard & Poor’s of at least “A-1”, or from Moody’s of at least “Prime-1”; and

(vi) any other Dollar-denominated investments that the Required Lenders agree shall constitute a Permitted Investment;

(b) with respect to Soles- or Dollar-denominated investments in Peru,

(i) securities issued or directly and fully guaranteed or insured by the government of Peru or any agency or instrumentality thereof (provided the full faith and credit of Peru is pledged in support thereof) and having maturities of no more than one (1) year;

(ii) obligations with a maturity of less than one (1) year of Peruvian commercial banks supervised by Superintendencia de Banca, Seguros y AFP and with a rating, as a banking entity, of at least A+ by a duly authorized Peruvian rating agency;

(iii) time deposits, certificates of deposit and banker’s acceptances having maturities of no more than one (1) year and issued by an entity with a credit rating of at least “A-” or better by S&P and “A3” or better by Moody’s; and

(iv) any other Soles- or Dollar-denominated investments in Peru that the Required Lenders agree shall constitute a Permitted Investment;

(c) Investments existing on the Closing Date and set forth on Schedule 1.01-C;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) at any time after the aggregate outstanding Indebtedness under the CS Facility, the Chubb Facility and the Loan Documents is less than $90,000,000 so long as no Default shall have occurred and be continuing at the time of such Investment, Investments of the Borrower or of any Subsidiary of the Borrower in any Non-Recourse Subsidiary or in any Person, made in the ordinary course of business, not exceeding, individually or in the aggregate, $20,000,000 (or the Dollar equivalent thereof), during any fiscal year of the Borrower;

(f) the (i) acquisition by GyM of Capital Stock of Morelco S.A.S. in connection with the put options exercised by Patrimonio Autónomo (Arturo José Serna) in respect of the Capital Stock of Morelco S.A.S. and (ii) loans and capital contributions by GyM to GyM Chile S.p.A. in connection with the put options exercised prior to the Closing Date by the shareholders of Vial y Vives – DSD S.A. (other than GyM, IyC GYM Ltda and GyM Chile S.p.A.) in respect of Capital Stock of Vial y Vives – DSD S.A.;

(g) to the extent not permitted under clauses (a) through (f) above, Investments by any Subsidiary of the Borrower made in the ordinary course of business and consistent with past practice (1) in consorcios or asociaciones en participación to which such Subsidiary is a party, or (2) in the form of equity contributions to Persons engaged in the construction, development or acquisition of real estate projects, in the case of each of (1) and (2) above, but only to the extent that such Investments are necessary in the reasonable judgment of such Subsidiary; and

(h) Investments in the form of intercompany loans to the Borrower that satisfy the requirements of clauses (b), (m) or (n) of the definition of “Permitted Indebtedness” from (x) Viva in connection with a Planned Disposition of the Almonte Shares and the disposition of CSM and the Capital Stock of Prinsur, (y) CAM Holding S.p.A. in connection with a Planned Disposition of the Capital Stock of CAM Chile, and/or (z) any of its Subsidiaries in connection with the repayment of Indebtedness under the Local Facility used to reimburse draws on surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit and similar instruments, and any repayment of such intercompany loans.

“Permitted Liens” means:

(a) any Lien incurred in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(b) Liens imposed by Governmental Authorities securing taxes and assessments which are not required to be paid under Section 5.07;

(c) any mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business that either (i) are not overdue for a period of more than 120 days or (ii) are for amounts being contested in good faith and by appropriate proceedings, so long as (x) enforcement of the contested item shall be effectively stayed, and (y) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as required by IFRS;

(d) minor defects, encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way (including for pipeline purposes), utility easements, building restrictions, oil and gas leases, mineral reservations, mineral conveyances, mineral interests, water rights, agreements and other similar encumbrances or restrictions on the use of real property and imperfections in title in each case that do not materially interfere with the ordinary conduct of the business conducted and proposed to be conducted by the Borrower at such real property;

(e) attachments, judgments and other similar Liens in connection with court or administrative proceedings; provided that the judgment secured by any such Lien is being contested in good faith by appropriate proceedings, so long as (i) enforcement of the contested item shall be effectively stayed, and (ii) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as required by IFRS;

(f) Liens securing purchase money obligations and obligations in respect of surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit or similar instruments incurred in the ordinary course of business;

(g) Liens existing as of the Effective Date as described in Schedule 1.01-B hereto;

(h) Liens arising by operation of law that do not materially interfere with the Borrower’s business and that would not reasonably be expected to result in a Material Adverse Effect;

(i) until one (1) Business Day after the Closing Date, Liens under the G&M Guaranty;

(j) (i) Liens under the Security Documents and (ii) other Liens securing Indebtedness in respect of the CS Facility and the Chubb Facility as described in Schedule 1.01-B;

(k) Liens securing the obligations of the Borrower, GyM and other Subsidiaries in respect of bonds guaranteed by the Borrower, under the Local Facility consisting of one or more of the following: (i) Liens over the Collateral, solely to the extent that such Liens’ priority is lower than the priority of the Secured Parties and the beneficiaries of such Lien will not have the right to enforce such Lien, (ii) Liens over Capital Stock of GMP S.A. and/or GMI S.A. and/or Stracon GyM S.A. and, (iii) accounts receivable and cashflows of GyM;

(l) Liens securing Indebtedness of the type described in clauses (h), (j) and (i) of the definition of “Permitted Indebtedness” over Property of GyM FERROVIAS, Adexus, CAM Peru and CAM Chile, respectively;

(m) Liens granted in the ordinary course of business by any Subsidiary of the Borrower (other than Adexus, NORVIAL, GyM FERROVIAS, CAM Chile, CAM Peru and ALMONTE) over the Property of such Subsidiary securing the Indebtedness of such Subsidiary; and

(n) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (a) through (m) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peru” means the Republic of Peru.

“Planned Dispositions” means the sale or disposition of the assets, whether in a single transaction, separate or a series of related transactions (other than pursuant to the enforcement by any Secured Party of its rights under a Security Document), consisting of the shares referenced in the definition of Proceeds Collateral, the Almonte Shares, the Corporate Buildings and any other assets the proceeds of which are used to make a mandatory prepayment under the CS Facility.

“Platform” has the meaning specified in Section 9.01(e)(i).

“Prime Rate” means the rate of interest from time to time announced by the Administrative Agent at the Principal Office as its prime commercial lending rate. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Principal Office” means the principal office of the Administrative Agent, presently located at New York, New York, or such other location as designated by the Administrative Agent from time to time.

“Prinsur” means Promoción Inmobiliaria del Sur S.A., a sociedad anónima organized and existing under the laws of Peru.

“Proceeds Collateral” means all proceeds owing or owed to an Obligor in respect of the disposition, whether in one or a series of transactions, of (a) 67% of the issued and outstanding Capital Stock of NORVIAL, (b) 75% of the issued and outstanding Capital Stock of GyM FERROVIAS, (c) 73.16% of the issued and outstanding Capital Stock of CAM Chile, (d) the GMD Shares, (e) the CAM Peru Shares and (f) 91.03% of the issued and outstanding Capital Stock of Adexus.

“Proceeds Trust Agreement” means the Contrato de Fideicomiso de Flujos to be entered into after the Closing Date among the Borrower, the Administrative Agent, the CS Agent, Chubb, the trustee party thereto and, upon accession thereto, the Local Agent, granting (a) a first priority Lien and Security Interest in favor of the CS Parties in and to all proceeds from the sale of the Almonte Shares and the Corporate Buildings, (b) a second priority Lien and Security Interest in favor of the Lenders and Chubb in and to all proceeds from the sale of the Almonte Shares and the Corporate Buildings remaining after application of all such proceeds to the repayment in full of the obligations of the Borrower under the CS Facility, (c) a third priority Lien and Security Interest in favor of the Local Facility Lenders in and to all proceeds from the sale of the Almonte Shares and the Corporate Buildings remaining after application of all such proceeds to the repayment in full of the obligations of the Borrower under the CS Facility and the Chubb Facility and the Obligations, (d) a first priority Lien and Security Interest in favor of the Senior Lenders and Chubb in and to the Proceeds Collateral (other than pursuant to the enforcement by any Secured Party of its rights under the CAM Peru Share Trust Agreement or the CAM Chile Share Pledge) and (e) a second priority Lien and Security Interest in favor of the Local Facility Lenders in and to the Proceeds Collateral (other than pursuant to the enforcement by any Secured Party of its rights under the CAM Peru Share Trust Agreement or the CAM Chile Share Pledge) remaining after application of all such proceeds to the repayment in full of the obligations of the Borrower under the CS Facility and the Chubb Facility and the Obligations, and providing that the effectiveness of the Lien and Security Interest therein with respect to the proceeds of any disposition of NORVIAL or GyM FERROVIAS shall be subject to the consent of their respective bondholders, if applicable.

“Process Agent” has the meaning specified in Section 9.13.

“Prohibited Payment” means (a) any direct or indirect payment, gift, offer or promise of anything of value (including authorization of any of the foregoing) to or for the benefit of any official or employee of a Governmental Authority (including any official or employee of any government-owned or controlled entity or of a public international organization) or any political party or official thereof or any candidate for political office or any other person (including any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act)) and (b) any other payment, gift, offer or promise of anything of value (or authorization of any of the foregoing), in each case, that constitutes a violation of any Anti-Corruption Laws.

“Prohibited Practice” means any direct or indirect acts of bribery, corruption, money laundering, public procurement fraud or other illicit conduct (including the making or authorization of any Prohibited Payment), in each case constituting a violation of any Anti-Corruption Laws or AML Legislation.

“Project” means the ownership, acquisition, development, design, engineering, construction, commissioning, financing, operation and maintenance of the Mejoras a la Seguridad Energética del País y Desarrollo del Gasoducto Sur Peruano project in accordance with the Concession Agreement and consisting of an approximately 1,200 km natural gas and liquids transportation system stretching from the Las Malvinas separation plant in the Cusco region of Peru, to the Mollendo and Ilo terminals, including Segment A1 and Segment B in the energy security zone, Segment A2, and certain FEED and base line environmental studies relating to Segment C and the Regional Pipelines (as each such term is defined in the Concession Agreement).

“Projections” has the meaning specified in Section 4.07.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, any Security.

“Recaudo Lima” means Recaudo Lima S.A., a sociedad anónima organized and existing under the laws of Peru.

“Red Eagle Mining Assets” means 8.69% of the Capital Stock of Red Eagle Mining Corporation.

“Red Eagle Mining Proceeds” means cash proceeds in the amount of $9,600,000 received by the Borrower as a result of the sale of the Red Eagle Mining Assets.

“Reference Banks” means, collectively, (a) Banco Bilbao Vizcaya Argentaria S.A., (b) Natixis, New York Branch, (c) Sumitomo Mitsui Banking Corporation and (d) The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Register” has the meaning specified in Section 9.05(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates, directors, officers, employees, agents and advisors.

“Requested Borrowing Date” has the meaning specified in Section 2.03.

“Required Lenders” means, at any time, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time; provided that, subject to Section 2.19(a), the Credit Exposures of any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Applicable Law) maintained by a member bank of the Federal Reserve System. A LIBOR Loan shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets that may be available from time to time to any Lender under any Applicable Law.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” means, as to any Person, the general manager, the chief executive, financial or operating officer (or equivalent), any authorized representative or any legal representative of such Person.

“Restricted Payments” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) with respect to any Capital Stock, including any payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any equity interest of such Person or (b) principal, interest or other payments (in cash, Property or otherwise) on, or redemptions of, intercompany Indebtedness of such Person owing to Affiliates.

“Rolling Period” means, with respect to any fiscal quarter of the Borrower, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any comprehensive territorial-based Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Crimea and Syria).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by any U.S. Governmental Authority (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any corresponding laws of jurisdiction in which the Borrower operates, to the extent applicable to the Borrower.

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., Peru and Chile) applicable to the Obligors, their Affiliates or any party to the Loan Documents concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) the Executive Order No. 13224 on terrorist financing, effective on September 24, 2001; (b) the Patriot Act; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar laws, rules, regulations and requirements enacted, administered or enforced by the U.S., the United Nations Security Council, the European Union, Her Majesty’s Treasury, Peru or Chile.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (c) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (d) which otherwise is, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any corresponding laws of jurisdiction in which the Borrower operates, to the extent applicable to the Borrower, the subject or target of any Sanction; (e) with which any party to the Loan Documents is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (f) owned or controlled by any such Person or Persons described in the foregoing above items.

“Screen Rate” means the rate appearing on the Reuters Screen LIBOR01 page (or any page substituted therefor on that service or a successor service) for Dollar deposits for the relevant Interest Period. If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to its function.

“Second Lien Shares” means (i) 98.24% of the issued and outstanding Capital Stock of GyM and (ii) 99.81% of the issued and outstanding Capital Stock of CONCAR.

“Second Lien Share Trust Agreement” means the Fideicomiso de Acciones CONCAR-GyM to be entered into among the Borrower, the Administrative Agent, the CS Agent, the trustee party thereto and, upon accession thereto, the Local Agent, providing for (a) a second priority Lien and Security Interest (subordinated to the CONCAR-GyM Pledge Agreement) over the Second Lien Shares in favor of the Lenders and (b) a third priority Lien and Security Interest (subordinated to the CONCAR-GyM Pledge Agreement) over the Second Lien Shares in favor of the Local Facility Lenders so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to the CS Parties and the Obligations have been paid in full. The Second Lien Share Trust Agreement will contemplate a first priority order of payment in favor of the CS Parties so that payments to the Lenders will be made only after all obligations of the Borrower to the CS Parties have been paid in full.

“Secured Loan Parties” means, collectively, the Administrative Agent, the Collateral Trustee and the Lenders.

“Secured Parties” means, collectively, each Secured Loan Party, and each CS Party and Chubb and any agent or trustee therefor.

“Security” means any Capital Stock, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Documents” means, collectively, (a) the G&M Collection Rights Trust Agreement, (b) the Proceeds Trust Agreement, (c) the Second Lien Share Trust Agreement, (d) the CAM Peru Share Trust Agreement, (e) the CAM Chile Share Pledge, (f) the Corporate Building Trust Agreement, (g) the Almonte Trust Agreement and (h) any other document or agreement creating or perfecting a Lien (or purporting to do so) on collateral in favor of the Collateral Trustee or the Administrative Agent.

“Security Interest” means the Lien on the Collateral or any other collateral purported to be granted to the Collateral Trustee or the Administrative Agent for the benefit of one or more of the Secured Loan Parties (or any trustee, sub-agent or other Person acting for or on behalf of the Collateral Trustee or the Administrative Agent) under the Security Documents.

“Senior Lenders” means, collectively, the Lenders and the “Lenders” as defined under the CS Facility.

“Soles” means freely transferable, lawful money of Peru.

“Solvent” mean with respect to any Person, as of any date of determination, that the book value of the assets of such Person is, as of such date, greater than the amount of all liabilities, contingent or otherwise, of such Person, as of such date.

“Stated Maturity Date” means the date that is three years from the Effective Date.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Tax Deduction” means a deduction or withholding for or on account of a Tax from a payment under this Agreement.

“Tax Payment” means a payment made by the Borrower to a Lender in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of a Tax under any Loan Document.

“Taxes” means any tax, assessment, levy, impost, duty, deduction, fee, withholding or other charge of whatever nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) required by any law, rule, regulation, order, interpretation, ruling or official directive of any Governmental Authority.

“Tecgas” means Tecgas Inc., a corporation organized under the laws of Ontario.

“Total Indebtedness” means, on any date of determination, with respect to a Person, the aggregate principal amount of all Indebtedness of such Person.

“Transactions” means (a) the consummation of the Financing and (b) the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowing of the Loan and the use of the proceeds thereof in accordance with this Agreement.

“Type” refers to whether the rate of interest on a Loan is determined by reference to the Adjusted LIBOR or the Alternate Base Rate.

“United States” and “U.S.” each means United States of America.

“Viva” means Viva GyM S.A., a sociedad anónima organized and existing under the laws of Peru.

“Write-down and Conversion Powers” means (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (b) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.

SECTION 1.02 Accounting Terms; Changes in IFRS. All accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein that relates to financial matters shall be determined in accordance with IFRS applied on a consistent basis, except to the extent that a deviation therefrom is expressly stated herein.

SECTION 1.03 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any gender includes each other gender;

(c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, clause or other subdivision;

(d) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

(e) except as expressly provided to the contrary herein, reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified, or extended, renewed, refunded, substituted or replaced, and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any note or Indebtedness or other indebtedness includes any note or indebtedness issued pursuant hereto in extension or renewal or refunding thereof or in substitution or replacement therefor;

(f) unless the context indicates otherwise, reference to any Article, Section, clause, Schedule or Exhibit means such Article, Section or clause hereof or such Schedule or Exhibit hereto;

(g) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

(h) with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;

(i) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(j) the words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties.

SECTION 1.04 Currency. To the extent that the determination of compliance with any provision hereof or any other Loan Document requires the conversion of Soles into Dollars or of Dollars into Soles, then such conversion shall be made based upon the Applicable Exchange Rate.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein (including Section 3.01), each Lender agrees to make its share of the Loan to the Borrower in a principal amount that (a) does not exceed such Lender’s Commitment and (b) will not cause such Lender’s share of the Loan to exceed the total Commitments of all Lenders. The Loan is not revolving in nature; amounts prepaid or repaid in respect of the Loan may not be reborrowed.

SECTION 2.02 Loan.

(a) The Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the portion of the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its share of the Loan as required.

(b) Subject to Section 2.13, the Loan shall consist entirely of a LIBOR Loan as the Borrower may request in accordance herewith.

SECTION 2.03 Requests for Borrowings. Initially, the Loan shall be a LIBOR Loan. To request the Disbursement, the Borrower shall notify the Administrative Agent in writing of such request not later than 12:00 noon, New York City time, three (3) Business Days before the proposed Closing Date (the “Requested Borrowing Date”). Such written request shall be (a) in the form of Exhibit 2.03 (the “Borrowing Request”) signed by an Authorized Officer, (b) irrevocable, and (c) delivered to the Administrative Agent by hand delivery, facsimile or electronic mail delivery, in PDF form. Such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Disbursement, which shall be in an aggregate principal amount equal to the aggregate Commitments of all Lenders;

(b) the initial Interest Period to be applied for purposes of calculating the LIBO Rate for the Loan (which Interest Period shall end on the next Interest Payment Date);

(c) the Requested Borrowing Date, which shall be a Business Day; and

(d) the location and number of the Borrower’s account, located in Lima, Peru, to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof.

SECTION 2.04 Funding of the Loan.

Subject to the satisfaction of the conditions set forth in Article III, each Lender shall make its ratable share of the aggregate amount of the Loan requested to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, on such date to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Each Lender will fund the Loan from its Lending Office. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Loan funded pursuant to this Section 2.04 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower at Banco de Crédito del Perú, in Lima, Peru or otherwise agreed upon by the Borrower and the Administrative Agent.

SECTION 2.05 Continuation of the Loan. The Loan initially shall be a LIBOR Loan. Thereafter, unless the Loan is repaid as provided herein, at the end of the applicable Interest Period, subject to Section 2.13, the Loan shall be continued as a LIBOR Loan. Promptly following the continuation of the Loan, the Administrative Agent shall advise each Lender of the details thereof.

SECTION 2.06 Repayment of the Loan; Evidence of Debt.

(a) The Commitment of each Lender shall terminate on the date that is five (5) Business Days after the Effective Date if the Closing Date has not occurred on or before such date.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan on the Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.06(c) and (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error or conflict therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

SECTION 2.07 Illegality. A Lender affected by an Illegality shall notify the Borrower (with a copy to the Administrative Agent) promptly of the same and specify the nature and cause of such Illegality in reasonable detail. After such notification, subject to Section 2.18, (a) if Applicable Law shall so mandate, the Borrower shall, on the next Interest Payment Date occurring after receipt of such notice by the Borrower, or, if earlier, the date specified by such Lender in such notification and which shall not be earlier than the last day of any grace period allowed by Applicable Law (the “Illegality Cure Period”), repay or prepay the share of that Lender in the Loan to the Administrative Agent for the account of such Lender and (b) any obligation of such Lender to make or maintain from the date of such repayment or prepayment its share of the Loan shall be suspended. Upon any such repayment or prepayment, the Borrower shall also pay accrued interest on the amount so repaid or prepaid.

SECTION 2.08 Optional Prepayment of the Loan.

(a) The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part without premium or penalty, subject to prior notice in accordance with Section 2.08(b) hereof; provided, that if any prepayment of a LIBOR Loan is made by the Borrower on a date other than on the last day of an Interest Period, the Borrower shall also pay any amount owing pursuant to Section 2.15.

(b) The Borrower shall notify the Administrative Agent in writing (by facsimile or electronic delivery, in PDF form, in the form of Exhibit 2.08 (a “Notice of Optional Prepayment”)) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Loan, not later than 12:00 noon, New

York City time, on the date of prepayment. Each such notice (x) shall be irrevocable unless the Borrower states that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that in such case the Borrower shall pay any amount owing pursuant to Section 2.15) and (y) shall specify the prepayment date and the principal amount of the portion of the Loan to be prepaid. Each partial prepayment shall be in an aggregate amount not less than $5,000,000, and shall be an integral multiple of $1,000,000. Each prepayment of the Loan shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts payable under Section 2.15.

(c) Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12, and any amounts payable under Section 2.15 and (ii) a designation by the Borrower that such prepayment is being made pursuant to this Section 2.08.

SECTION 2.09 Mandatory Prepayment of the Loan.

(a) Planned Dispositions. No later than one (1) Business Day following the receipt by the Borrower or the trust under the Proceeds Trust Agreement of any proceeds of any Planned Disposition, the Borrower shall make a prepayment of the Obligations in an amount specified hereafter until the Obligations have been paid in full, including the then unpaid principal amount of the Loan together with accrued interest as required by Section 2.12:

(i) with respect to any Planned Disposition other than a Planned Disposition of the Almonte Shares and the Corporate Buildings, (A) until the repayment in full of the obligations of the Borrower under the Chubb Facility, an amount equal to 25% of all Net Cash Proceeds generated from any such Planned Disposition, and (B) thereafter, an amount equal to 50% (or, if the obligations of the Borrower under the CS Facility have been repaid in full, 100%) of all Net Cash Proceeds from any such Planned Disposition;

(ii) with respect to any Planned Disposition of the Almonte Shares and the Corporate Buildings, (A) until the repayment in full of the obligations of the Borrower under the CS Facility, an amount equal to 0% of all Net Cash Proceeds generated from such Planned Disposition and (B) thereafter, 50% of the remaining Net Cash Proceeds from such Planned Disposition.

(b) GSP Claims. The Borrower shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or the trust under the G&M Collection Rights Trust Agreement in respect of GSP Claims no later than one (1) Business Day following the date such proceeds are received by the Borrower or such trust.

(c) Voluntary Prepayments under the CS Facility or Chubb Facility. The Borrower shall prepay the Loan in an aggregate principal amount, together with accrued interest as required by Section 2.12, on a pro rata basis concurrently with any voluntary prepayment of any loans under the CS Facility or the Chubb Facility.

(d) Notice; Manner of Payment. Promptly upon knowledge by the Borrower of the likely occurrence of any event triggering the prepayment requirement under clauses (a) through (c) above, the Borrower shall notify the Administrative Agent in writing (by facsimile or electronic delivery, in PDF form, in the form of Exhibit 2.09 (a “Notice of Anticipated Mandatory Prepayment”)). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice shall specify the anticipated prepayment date and the principal amount of the portion of the Loan to be prepaid. Each prepayment of the Loan shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts payable under Section 2.15. If the anticipated event triggering the mandatory prepayment is no longer anticipated to occur, does not occur or the date thereof changes, the Borrower shall immediately notify the Administrative Agent thereof and, in the event where the date of such anticipated event changes, provide details of the new anticipated prepayment date. Each such Notice of Anticipated Mandatory Prepayment shall be revocable up to the second Business Day preceding the date specified in the notice as the anticipated prepayment date at which point such Notice of Anticipated Mandatory Prepayment will become irrevocable.

SECTION 2.10 Notes.

(a) The Borrower shall execute and deliver to the Administrative Agent for distribution to each Lender on the Closing Date and as otherwise required from time to time (including to each Lender’s assignees as may be requested in writing by such assignee and/or such assigning Lender from time to time in exchange for any existing Notes that are being replaced), a Note including its related Note Completion Agreement (for execution by the relevant Lender). Each Note shall be payable to the order of each Lender and payable on the date referred to in the applicable Note Completion Agreement.

(b) The Borrower shall execute and deliver any and all amendments (to the extent applicable) to the Notes, or replace the Notes with amended Notes, and take all further action that may be necessary in the reasonable judgment of any Lender, or that any Lender may reasonably request from time to time, in order to ensure that the Notes duly reflect the terms of this Agreement. Each Lender shall be entitled to have its Note together with the corresponding Note Completion Agreement substituted, exchanged or subdivided for a Note and the corresponding Note Completion Agreement of lesser denomination in connection with a permitted assignment of all or any portion of such Lender’s share of the Loan and Notes.

(c) Each Lender shall be entitled to complete such Note in accordance with the terms of its related Note Completion Agreement. If the Administrative Agent, on behalf of a Lender, or any Lender in accordance with the terms of this Agreement, exercises any right in any court in Peru under any Note delivered to such Lender pursuant to this Agreement, it shall not be required for such purpose to evidence to the Borrower that any condition herein has been fulfilled. Notwithstanding discharge in full of any Note, if the amount (including default interest) paid or payable to a Lender under such Note (whether arising from the enforcement thereof in Peru or otherwise) is less than the amount due and payable to such Lender in accordance with this Agreement with respect to the Loan, or portion thereof, evidenced by such Note, the Borrower agrees, to the fullest extent it may effectively do so, to pay to such Lender upon demand such difference. Notwithstanding article No. 1233° of the Peruvian Civil Code

(Legislative Decree N° 295) of Peru, the obligations under any Note shall not be extinguished even if such Note is lost, destroyed or otherwise negatively affected. Within fifteen (15) Business Days after its receipt of notice that such Note has been lost, destroyed or otherwise negatively affected, the Borrower, at such Lender’s expense, shall execute and deliver to the Lender corresponding with such Note a replacement Note (in exchange for the existing Note, if available to such Lender); provided that, if such Note has been lost, destroyed or otherwise negatively affected, such Lender shall within ninety (90) days after its receipt of such replacement Note initiate proceedings to have such lost Note declared void (declaración de ineficacia).

SECTION 2.11 Fees.

The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (or its designee(s)), the fees set forth in the relevant Fee Letter in accordance with the terms of the relevant Fee Letter.

SECTION 2.12 Interest.

(a) An ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Base Rate Margin.

(b) A LIBOR Loan shall bear interest at Adjusted LIBOR plus the LIBOR Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to all applicable grace periods under this Agreement), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Loan, 2% plus the rate otherwise applicable to the Loan as provided above or (ii) in the case of any other amount, 2% plus the three-month LIBO Rate currently in effect.

(d) Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date for the Loan; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) all accrued interest shall be payable on the Maturity Date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (other than at times when the Alternate Base Rate is based on the Adjusted LIBOR) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error (it being understood that the Administrative Agent’s failure to compute the Alternate Base Rate or Adjusted Libor shall not affect the interest rate applicable hereunder). Interest shall accrue after as well as before any bankruptcy, insolvency, reorganization liquidation, dissolution, winding up or similar event (subject to applicable Debtor Relief Laws).

SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR for such LIBOR Loan for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR for such LIBOR Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining such Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, such LIBOR Loan shall be converted to an ABR Loan.

SECTION 2.14 Increased Costs.

(a) Increased Costs Generally. The Borrower shall pay to a Lender additional amount or amounts as will compensate such Lender for any Increased Cost incurred or suffered by it or any of its Affiliates.

(b) Capital Requirements, Etc. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the portion of the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail (i) the circumstances giving rise to the Increased Cost or the reduction suffered by such Lender or its holding company, as the case may be, as specified in paragraph (b) of this Section, (ii) the date on which such Increased Cost was incurred or such reduction was suffered and (iii) the amount necessary to compensate that Lender or its Affiliates for such Increased Cost or reduction shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay the affected Lender the amount shown as due in any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation under this Section 2.14 shall not constitute a waiver of that Lender’s right to demand compensation; provided that the Borrower shall not be required to compensate a Lender under this Section 2.14 for any Increased Cost incurred more than six (6) months prior to the date that such Lender notifies the Borrower of the Increased Cost and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such Increased Cost is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including on the Maturity Date or as a result of an Event of Default) or pursuant to Section 2.08(b) or Section 2.09, (b) the failure to borrow (unless such failure was caused by the failure of a Lender to make its share of the Loan), convert, continue or prepay a LIBOR Loan, or the failure to convert an ABR Loan to a LIBOR Loan, on the date specified in any notice delivered pursuant hereto (including in the event of the failure to optionally prepay due to the failure to satisfy a refinancing condition), or (c) the assignment of a LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, the loss to any Lender attributable to any such event shall be deemed to be the amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, continued, converted or prepaid, at the Adjusted LIBOR that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the Interest Period that would have commenced on the date of such failure for such Loan), over (ii) the amount of interest that would have accrued to such Lender on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. Each affected Lender requesting payment under this Section 2.15 shall submit written demand to the Borrower specifying in reasonable detail the events and circumstances resulting in such payment obligation, together with a certificate setting forth in reasonable detail the calculation of any amounts payable pursuant to this Section 2.15. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

SECTION 2.16 Taxes.

(a) Any and all payments by or on behalf of the Borrower under the Loan Documents shall be made without any Tax Deduction, unless a Tax Deduction is required by Applicable Law. For purposes of this Section 2.16, the term “Applicable Law” includes FATCA.

(b) If the Borrower or a Lender is aware that a Tax Deduction shall be made (or that there is a change in the rate or the basis of a Tax Deduction), in each case not previously notified to the Administrative Agent or described in the proviso to paragraph (c) below, it shall promptly notify the Administrative Agent. The Administrative Agent shall then promptly notify the affected parties to this Agreement.

(c) If a Tax Deduction for Indemnified Taxes is required by Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent required to make such Tax Deduction) to be made by the Borrower or the Administrative Agent or any Lender in respect of payment due from the Borrower under this Agreement, the amount of the payment due from the Borrower will be increased to an amount which, after making any Tax Deduction for Indemnified Taxes (including Tax Deductions for Indemnified Taxes applicable to additional sums payable under this Section), leaves an amount equal to the payment which would have been due if no such Tax Deduction had been required (or, alternatively, with respect to any such Taxes levied by Peru or any political subdivision thereof, the Borrower may assume directly the payment of such Taxes if allowed by Applicable Law). The Borrower shall not be obligated to make payment to any Lender or the Administrative Agent (as the case may be) for penalties attributable to any Indemnified Taxes arising from the gross negligence or willful misconduct of the Lender or the Administrative Agent.

(d) If the Borrower is required to make a Tax Deduction, the Borrower shall make the minimum Tax Deduction required by Applicable Law and shall make any payment required in connection with that Tax Deduction within the time allowed by Applicable Law.

(e) Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax under the law of any jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent legally entitled to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. (ii) In addition, each Lender shall, to the extent legally entitled to do so, deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Upon the reasonable request of the Borrower, each Lender shall deliver such forms that it is legally entitled to complete and deliver promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.

(g) Except as provided below, the Borrower indemnifies each Lender against any Indemnified Taxes in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Loan Document or in connection with the execution, delivery or performance of any Loan Document.

(h) A certificate of a Lender, delivered to the Borrower and the Administrative Agent, as to the amount of a Tax Payment owing to it shall be conclusive absent manifest error.

(i) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall within ten (10) days pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Under the Applicable Laws of Peru, there is a Peruvian preferential withholding tax rate (which currently equals 4.99%) applicable to financings that meet the conditions set forth in section 56 a) of the Peruvian Income Tax Law, approved by Supreme Decree 179-2004-EF, and article 30 of its regulations, approved by Supreme Decree 122-94-EF, and its corresponding amendments.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest or fees or under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office, except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person promptly following receipt thereof to the appropriate recipient in accordance with such Person’s ratable share of the Obligations with respect to which such payment was received. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (except that if the Stated Maturity Date is not a Business Day then the Stated Maturity Date shall be the next preceding Business Day), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If the Loan is repaid on the same day on which it is made, one day’s interest shall be paid on the Loan.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay or reimburse the fees, costs and expenses then due to the Administrative Agent or Lender; (ii) second, to pay interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iii) third, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on the Loan and other amounts owing to them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Loan to any assignee or participant, other than to the Borrower or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for and application to, any future funding obligations of such Lender under such sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or requires the Borrower to repay or prepay the Loan by reason of Illegality pursuant to Section 2.07, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its share of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or reduce the amounts payable pursuant to Section 2.07, Section 2.14 or Section 2.16, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense that is not de minimis in amount and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. This Section 2.18(a) does not in any way limit the obligations of the Borrower under the Loan Documents.

(b) Replacement of Lenders. If the Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost or to prepay a Lender’s share of the Loan under Section 2.07 (after taking into account Section 2.18(a)), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, the Borrower may (while the requirement continues in the case of a Tax Payment or an Increased Cost or within the Illegality Cure Period in the case of an Illegality or while such Lender continues to be a Defaulting Lender or a Non-Consenting Lender) give notice to the Administrative Agent and the affected Lender requesting that such Lender assign and delegate its rights and obligations to one or more assignees designated by the Borrower; provided that:

(i) Borrower may request an assignment under this clause (b) only if (A) unless the new Lender is another Lender (or an Affiliate of a Lender), the Borrower has received the prior written consent of the Administrative Agent as to such new Lender, which consent shall not be unreasonably withheld, delayed or conditioned;

(ii) the Borrower shall grant a right of first refusal to the existing Lenders to acquire the assigning Lender’s interests, rights and obligations on a pro rata basis;

(iii) in connection with the assignment (A) the assigning Lender receives from the new Lender payment in full of the outstanding principal amount of its share of the Loan together with all accrued and unpaid interest and fees and all other amounts owed to it under the Loan Documents (including amounts payable pursuant to Section 2.15), (B) the new Lender assumes all obligations of the assigning Lender under the Loan Documents and (C) the assigning Lender assigns to the new Lender its share of the Loan and funded participations and related rights under the Loan Documents;

(iv) the assignment results in a reduction of the Tax Payment or Increased Costs otherwise payable or avoids the incurrence or continuation of, or otherwise cures, the relevant Illegality, as the case may be;

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

(vi) the Borrower bears all costs of the assignment; and

(vii) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.18 shall be deemed to prejudice any rights that the Borrower, the Administrative Agent or any Lender may have against any Lender that is a Defaulting Lender.

SECTION 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by Applicable Law:

(a) in the event that such Defaulting Lender shall fail to respond to any request for any waiver, consent, amendment or modification requested with respect to amendments or waivers pursuant to Section 9.02(b)(i) through (vi) within ten (10) days of written request from the Administrative Agent, such Defaulting Lender shall be deemed to have consented or agreed to such requested waiver, consent amendment or modification, as the case may be, for purposes of determining whether all Lenders or the Required Lenders have taken or may take any action hereunder; and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.17(e)) shall, in lieu of being distributed to such Defaulting Lender, and subject to any applicable provision of Applicable Law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payments of any amount then owing to a Lender as a result of a final non-appealable judgment of a court of competent jurisdiction obtained by such Lender against a Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

SECTION 2.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding between the parties, each party hereto acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to the Borrowing of the Loan. The obligation of any Lender to make its ratable share of the Disbursement hereunder shall be subject to the satisfaction, or waiver by each Lender, of each of the following conditions on or prior to the Closing Date, each of which shall be in form and substance satisfactory to each Lender:

(a) Each Lender shall have received the following, unless otherwise indicated below, and the following actions shall have been taken:

(i) each of the Loan Documents (other than the Security Documents, the Notes, the Note Completion Agreements and the Fee Letters) shall have been duly executed and delivered by each party thereto and be in full force and effect, and (A) each Lender and the Administrative Agent shall have received an original counterpart of this Agreement, (B) the Administrative Agent shall have received an original counterpart of the G&M Collection Rights Trust Agreement and (C) the Administrative Agent shall have received an original counterpart of each such Loan Document;

(ii) the Borrower shall have duly authorized, executed and delivered to each Lender (A) one original Note and related Note Completion Agreement, and each such Note shall be appropriately completed (except for the blanks in Exhibit 1.01-B) and the date of issuance (which shall be the Closing Date) shall be inserted therein, for such Lender, and (b) an original counterpart of the Fee Letters executed by the parties thereto;

(iii) a certificate of a legal representative of the Borrower certifying, inter alia (A) true and complete copies of each of the formation and governing documents of the Borrower, as amended and in effect, (B) the authorizing documents or resolutions adopted by the shareholders’ meeting, board of directors or similar governing body of the Borrower (1) granting, as necessary, certain general or specific powers of attorney, (2) authorizing the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and, with respect to the Borrower, the Loan to be made hereunder and (3) authorizing officers of the Borrower (“Authorized Officers”) to execute and deliver the Loan Documents and any related documents, including any agreement, document or certificate contemplated by this Agreement, and (C) the incumbency and specimen signatures of the officers of the Borrower executing any documents on its behalf;

(iv) a certificate of an Authorized Officer of the Borrower certifying (A) that the representations and warranties made by the Borrower, as applicable, in each Loan Document to which it is a party and which will be delivered as of the Closing Date are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifiers) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifiers) as of such earlier date, (B) the absence of any proceedings for the dissolution or liquidation of the Borrower, (C) the absence of the occurrence and continuance of any Event of Default, (D) the Borrower is Solvent, (E) the ownership structure of the Borrower, and (F) satisfaction of the conditions set forth in Section 3.01(b);

(v) favorable, signed opinions addressed to the Administrative Agent and the Lenders from (i) Paul Hastings LLP, as New York counsel to the Borrower, (ii) Payet, Rey, Cauvi, Pérez Abogados, as Peruvian counsel to the Borrower, (iii) Philippi Prietocarrizosa Ferrero DU & Uría, as Peruvian counsel to the Lenders and (iv) Shearman & Sterling LLP, as New York counsel to the Lenders;

(vi) except as otherwise required pursuant to Section 5.08(d), the Administrative Agent shall have received acknowledgment copies or evidence that all filings, notarization, recording and other fees necessary for the consummation of the transactions contemplated by the Loan Documents, and all recording, stamp and other taxes and expenses related to such filings, notarizations, registrations and recordings have been paid in full;

(vii) no material Litigation shall be pending against the Borrower or with respect to Properties or the transactions contemplated by the Loan Documents, except for the Litigations related to Adexus described on Schedule 4.06A;

(viii) the Financing shall be consummated or the Borrower shall have provided to the Administrative Agent a copy of the irrevocable instructions issued to Banco de Credito del Perú for the payment in full of all amounts payable in respect of the Financing with the proceeds of the Disbursement of the Loan; and

(ix) copies of appropriate public records as to the existence of the Borrower in Peru.

(b) All necessary governmental and third-party approvals in connection with the Transactions and the execution, delivery and performance of this Agreement and the other Loan Documents, if any are required, shall have been obtained and remain in full force and effect and any administrative and judicial appeal periods shall have expired (except where such failure to obtain or maintain in full force and effect, or the pending appeal in respect of such approvals has not had or would not reasonably be expected to result in a Material Adverse Effect).

(c) Each Lender shall have received all documentation and other information reasonably requested by it, through the Administrative Agent, in order to enable compliance with the customary and generally applicable “know your customer” and anti-money laundering rules and regulations, consistently applied, including the Patriot Act and the information described in Section 9.15.

(d) The Administrative Agent shall have received on or before the Closing Date (i) the fees required to be paid to each Lender in accordance with the relevant Fee Letter and (ii) all reasonable and documented costs and expenses (including, without limitation, reasonable and documented legal fees and expenses and fees due to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of the Loan Documents and invoiced at least one day before the Closing Date.

(e) The Borrower shall have applied $28,516,257.84 of the Net Cash Proceeds from the disposition of CSM and the Borrower’s interests in Prinsur, COGA, Tecgas and GMD in satisfaction of the Borrower’s obligations under the G&M Guaranty and all fees set forth in the relevant Fee Letter, waiver fees, accrued interest and costs and expenses owing to the Secured Loan Parties.

(f) The Administrative Agent shall have received evidence of appointment by the Borrower of the Process Agent as its domestic process agent in accordance with Section 9.13.

(g) No event shall have occurred and be continuing that has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2016 other than the termination of the Concession Agreement.

(h) The Borrower shall have complied with the provisions of Section 2.03.

(i) No Default or Event of Default shall have occurred and be continuing or would result from the Loan to be made on the date of the Disbursement.

(j) The representations and warranties set forth in Article IV of this Agreement shall, in each case, be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifiers) as of, and as if such representations and warranties were made on, the date of the Disbursement (unless such representation and warranty expressly relates to an earlier date in which case they are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifiers) as of such earlier date).

(k) Without duplication of the certifications to be provided pursuant to Section 3.01(a)(iii), each Lender shall have received, dated the date as of the Disbursement, a certificate of an Authorized Officer of the Borrower certifying satisfaction of the conditions set forth in Section 3.01(a)(vii), Section 3.01(g) and Section 3.01(j).

SECTION 3.02 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.

SECTION 3.03 Determination of Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.01, by delivery of its portion of the Disbursement, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders.

SECTION 3.04 Release. Promptly after the administrative agent under the Bridge Facility has received the Loan proceeds and in any event no later than one (1) Business Day after the Closing Date, the Lenders shall cause the administrative agent under the Bridge Facility to (i) take such actions necessary to release the GyM Account Pledge Agreement and GyM Share Pledge Agreement (each as defined in the Bridge Facility), (ii) deliver to the Borrower the original of each promissory note (pagaré incompleto) and note completion agreement (acuerdo de llenado de pagaré incompleto) delivered by the Borrower in connection with the G&M Guaranty, (iii) deliver to the Borrower the original of each confession of judgment delivered by the Borrower in connection with the G&M Guaranty and (iv) deliver to the Borrower an acknowledgment of payment in the form agreed with the Borrower prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties to the Administrative Agent and the Lenders as of the Effective Date, the Closing Date and each other date required under this Agreement:

SECTION 4.01 Organization and Qualification. The Borrower and each other Obligor (a) is a duly organized and validly existing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power required to own and lease its property and assets and to carry on its business as now conducted, (c) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, to own and operate its Property, and to lease the Property it operates as lessee, and (d) is duly qualified to do business and is in good standing in every jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.02 Authorization, Validity, Enforceable Obligations, Etc. This Agreement and the other Loan Documents to which it is a party have been duly and validly executed and delivered by or on behalf of the Borrower and each other Obligor and constitute valid and legally binding agreements of the Borrower and such Obligor, enforceable against it in accordance with the respective terms thereof, except as may be limited by applicable Bankruptcy Laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity (including principles of good faith, reasonableness, materiality and fair dealing) that may, among other things, limit the right to obtain equitable remedies (regardless of whether considered in a proceeding in equity or at law) and subject to each of the qualifications set forth in any legal opinion delivered pursuant to Section 3.01(a)(v)(ii).

SECTION 4.03 Governmental Consents, Etc. Except the registrations required under Section 5.08(d), no authorization, consent, approval, license or exemption of or registration, declaration or filing with any Governmental Authority, is necessary for the valid execution and delivery of, or the incurrence and performance by the Borrower or any other Obligor of its obligations under, any Loan Document to which it is a party, except those that have been obtained.

SECTION 4.04 No Breach or Violation of Agreements or Restrictions, Etc. The execution and delivery by the Borrower and each other Obligor of the Loan Documents to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: (a) contravene any provision of its Charter Documents or any resolution of its shareholders, partners or directors (or any committee thereof); (b) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any material Contractual Obligation; (c) violate any Applicable Law; or (d) other than as contemplated by the Loan Documents, result in, or require, the creation or imposition of any Lien on any property or assets of the Borrower or such Obligor.

SECTION 4.05 Properties; Liens. The Borrower and each of its Subsidiaries has good title to, or valid leasehold or other interests in all of its respective Property that is necessary for, its business, and none of such Property is subject to a Lien except for Liens permitted under Section 6.02.

SECTION 4.06 Litigation and Environmental Matters.

(a) There is (i) no material Litigation pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or their respective Properties, except for the Litigations set forth on Schedule 4.06A or (ii) any Litigation that purports to affect or pertain to this Agreement or any other Loan Document or the Transactions.

(b) Except for the matters set forth on Schedule 4.06B and other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower nor any Subsidiary (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is not subject to any Environmental Liability and (iii) has not received notice of any claim with respect to any Environmental Liability.

SECTION 4.07 Disclosure. None of the reports, financial statements, certificates or other written information (other than Projections (as defined below), market data, and information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, with respect to projected financial information, pro forma financial statements, estimates, forecasts, and other forward-looking information, if any, (collectively, “Projections”), the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of delivery to the Administrative Agent or Lender, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections, and such differences may be material.

SECTION 4.08 Investment Company Act.

(a) The Borrower and each other Obligor is not, and is not regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(b) The Borrower is not a “covered fund” as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

SECTION 4.09 Employee Benefit Plans; Labor Matters. Each Employee Benefit Plan mandated by a Governmental Authority that is intended to qualify for special tax treatment meets all of the material requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Bodies. No Employee Benefit Plan has any unfunded liabilities, determined in accordance with IFRS, that have not been fully accrued on the Borrower Financial Statements (or the financial statements of the applicable Subsidiary) or that will not be fully offset by insurance. All Employee Benefit Plans are registered where required by, and are in good standing under, all Applicable Laws. For purposes of this Section 4.09, “Employee Benefit Plan” means any employee benefit plan, pension plan, program, policy or arrangement sponsored, maintained or contributed to by the Borrower or any Subsidiary or with respect to which the Borrower or such Subsidiary has any liability or obligation.

The Borrower and each of its Subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is not currently any labor disruption or conflict involving the Borrower or such Subsidiary or directly affecting any of its or such Subsidiary’s Properties. Except as set forth in Schedule 4.09, neither the Borrower nor any of its Subsidiaries is a party to a collective bargaining agreement.

SECTION 4.10 Tax Returns and Payments. The Borrower and each of its Subsidiaries has duly filed all tax returns required to be filed by it, and has duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, except where the validity or amount of the relevant taxes, assessments or governmental charges is being contested in good faith and by appropriate proceedings by the Borrower or such Subsidiary and for which adequate reserves in accordance with IFRS have been set aside on its books or other adequate provision for payment in respect thereof shall have been made.

SECTION 4.11 Compliance with Laws and Contractual Obligations. Except as described in Schedule 4.11, the Borrower and each of its Subsidiaries is in compliance in all material respects with all Applicable Law applicable to it or its Property and all Contractual Obligations binding upon it or its Property.

SECTION 4.12 Purpose of the Loan. All proceeds of the Loan will be used solely for the purposes set forth in Section 5.06.

SECTION 4.13 Foreign Assets Control Regulations, Etc.

(a) Sanctions.

(i) Neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are a Sanctions Target or located, organized or resident in a Sanctioned Jurisdiction;

(ii) The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, agents, and Affiliates are in compliance with the Sanctions Laws;

(iii) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and ensure continued compliance with the Sanctions Laws; and

(iv) The Borrower is not aware of any investigation or proceeding under Sanctions Laws.

(b) Anti-Corruption Laws.

(i) Neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of Anti-Corruption Laws;

(ii) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and ensure continued compliance with Anti-Corruption Laws; and

(iii) The Borrower is not aware of any investigation or proceeding under Anti-Corruption Laws.

(c) AML Legislation.

(i) Neither the Borrower, none of its Subsidiaries nor, to the knowledge of the Borrower any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the AML Legislation;

(ii) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and ensure continued compliance with the AML Legislation; and

(iii) The Borrower is not aware of any investigation or proceeding under AML Legislation.

SECTION 4.14 Financial Statements. (a) The Borrower Financial Statements (a) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (b) fairly present the financial condition of the Borrower or each of the companies covered thereby, as of the date thereof and its results of operations for the period covered thereby, in each case, subject to the absence of footnotes and to normal year-end audit adjustments.

(b) The Borrower does not have any material liabilities, contingent or otherwise, other than those reflected in the Borrower Financial Statements.

(c) Except as disclosed in the Borrower Financial Statements, since December 31, 2016, there has been no event, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 4.15 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.16 Solvency. Both before and after giving effect to (a) the Loan to be made or extended on the Closing Date, (b) the disbursement of the proceeds of the Loan made or extended on the Closing Date pursuant to the instructions of the Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Obligor is Solvent.

SECTION 4.17 No Immunity. Neither the Borrower nor any other Obligor or any of their respective assets has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the obligations of the Borrower or such Obligor under this Agreement or any of the other Loan Documents.

SECTION 4.18 Proper Legal Form; No Need To Qualify Under Applicable Law. (a) To ensure the legality, validity, enforceability or admissibility into evidence in Peru and Chile of the Loan Documents, it is not necessary that the Loan Documents or any other document be filed or recorded with any Governmental Authority in Peru or Chile; provided that, (i) the enforceability against third parties of a Security Document under Peruvian law is subject to its registration: (y) in the relevant Peruvian public registries and (z) in the stock ledgers of the respective Subsidiaries (if applicable); and (ii) (x) perfection of the CAM Chile Share Pledge is subject to is registration in the Registro de Prendas sin Desplazamiento, (y) the CAM Chile Share Pledge has to be registered in the shareholders registry of CAM Chile by a notary public and (z) CAM Chile must provide written acknowledgement of the CAM Chile Share Pledge.

(b) Each of the Loan Documents is in proper legal form under the Applicable Laws of Peru and Chile for the enforcement thereof against the Borrower under such Applicable Laws; provided that, (i) the enforcement or admissibility into evidence before Peruvian courts of any Loan Document governed by the laws of New York is subject to (y) the filing of a translation into Spanish of such Loan Document made by a duly authorized translator (traductor oficial) and (z) the party seeking enforcement must pay court taxes at a rate that will depend upon the jurisdiction in which such enforcement is sought, and (ii) in order for any Loan Document executed in other language other than Spanish to be admissible into evidence in judicial proceedings in a Chilean court or arbitral tribunal, it would first have to be translated into the Spanish language (if the translation was submitted by a party to the judicial proceeding and is contested by any other party to the same proceeding, a translator would be appointed by the court or arbitral tribunal to resolve the incident), unless (y) executed in Spanish by all the parties thereto; or (z) the submission of documents in English is allowed under the corresponding court or arbitration proceeding without the need of translations. This procedure could be carried out in relation to any document issued or executed in a language other than Spanish at any time prior to such document being admitted as evidence in a proceeding held in Chilean courts or arbitral tribunals; and (iii) foreclosure of the CAM Chile Share Pledge must be carried out throughout the court system in Chile upon presenting an executive title (título ejecutivo) against the defendant. The submission to jurisdiction, appointment of the process agent, consents and waivers by the Borrower in Section 9.13 of the Agreement are valid and irrevocable.

(c) It is not necessary in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Borrower of the Loan Documents that the Administrative Agent or any Lender be licensed or qualified with any Governmental Authority in Peru or Chile, or be entitled to carry on business in Peru or Chile.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01 Financial Statements; Information. The Borrower will furnish to the Administrative Agent (who agrees to promptly furnish to each Lender):

(a) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet, income statement and cash flow statement for such fiscal quarter, and an income statement and cash flow statement for such year-to-date period, of the Borrower prepared in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes to such financial statements), setting forth in comparative form the figures for the corresponding periods in the previous year, all in reasonable detail, and certified by a financial officer of the Borrower as fairly presenting, in all material respects the financial positions of the Borrower or companies being reported on and its or their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) within ninety (90) days after the end of each fiscal year of the Borrower, a balance sheet, income statement and cash flow statement of the Borrower for such fiscal year, in each case prepared in accordance with IFRS (with footnotes to such financial statements) together with an audit report thereon (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of their audit) by an independent accounting firm of established national reputation; provided that, notwithstanding the foregoing, the Borrower shall provide the information required to be delivered in this clause (b) for the fiscal year ending on December 31, 2016, no later than June 30, 2017;

(c) prompt notice of the occurrence of any Default or Event of Default upon obtaining knowledge thereof, which notice shall be accompanied by a statement of a Responsible Officer setting forth the details of the relevant Default or Event of Default and any action taken or proposed to be taken with respect thereto or any material Litigation, labor dispute or environmental claim with respect to the Borrower and exceeding $10,000,000 has arisen, a written notice of such event describing the same in reasonable detail and, together with such notice, a description of the action that the Borrower has taken and/or proposes to take with respect thereto;

(d) subject to confidentiality requirements, give to the Administrative Agent:

(i) promptly upon any change in the Authorized Officers of the Borrower or any other Obligor, notice thereof, and such notice shall include a certified specimen signature of any new officer so appointed and, if requested by the Administrative Agent, reasonably satisfactory evidence of the authority of such new Authorized Officer;

(ii) promptly upon any material dispute, deadlock or similar matter under any Charter Documents of the Borrower or any other Obligor, to the extent the same has had or would reasonably be expected to have a Material Adverse Effect, notice thereof;

(iii) promptly upon receipt of any written notice of implementation of a proceeding by any Governmental Authority in respect of any matters covered in Section 4.13; and

(iv) within ten (10) Business Days after the occurrence thereof, notice of any other event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect;

(e) upon the reasonable request of the Administrative Agent, the Borrower shall promptly provide to the Administrative Agent and the Lenders information with respect to the status of the Planned Dispositions and make its general manager, chief financial officer, general counsel and other officers available to discuss such information with the Administrative Agent and the Lenders;

(f) the Borrower shall deliver or cause to be delivered to the Administrative Agent, promptly upon sending or receipt, copies of any and all management letters or other similar communication and correspondence relating to management letters, sent or received by the Borrower to or from any auditor of the Borrower; and

(g) simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a) and Section 5.01(b) above, a certificate signed by a Responsible Officer of the Borrower stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

SECTION 5.02 Existence, Conduct of Business. The Borrower and each other Obligor will (a) preserve and keep in full force and effect its legal existence and (b) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its current business in the ordinary course, in the case of clause (b) except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Maintenance of Properties. The Borrower and each of its Subsidiaries will keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Books and Records. The Borrower and each of its Subsidiaries will keep proper books of record and account in which full, true and correct entries in conformity in all material respects with IFRS and all applicable requirements of Applicable Law are made of all dealings and transactions in relation to its business and activities.

SECTION 5.05 Compliance with Laws. The Borrower will comply and will cause its Subsidiaries to comply (a) in all material respects with Environmental Laws, (b) its respective Charter Documents and (c) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, with all Applicable Law (other than Environmental Laws), in each case of clause (a) and (c) that are applicable to it or its Property.

SECTION 5.06 Use of Proceeds.

(a) The proceeds of the Loan will be used solely to fund the Financing and related costs and expenses paid or to be paid by the Borrower. The Borrower and each other Obligor shall use commercially reasonable efforts to ensure that no funds used to pay the Obligations (a) constitute the property of any Person that is the target of Sanctions or (b) are derived from any transactions or business with any Person that is the target of Sanctions or any Sanctioned Jurisdiction.

(b) The Borrower, a non-bank entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international bank facilities (as defined in Section 204.8(a) of Regulation D of the Board of Governors of the U.S. Federal Reserve System) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D of the Board of Governors of the U.S. Federal Reserve System. Therefore, the Borrower acknowledges that the proceeds of the Loan by the respective international banking facilities of the Lender will be used solely to finance the Borrower’s operations outside the United States or that of the Borrower’s affiliates that are domiciled outside the United States.

SECTION 5.07 Payment of Tax Obligations. The Borrower will pay and will cause its Subsidiaries to pay, before the same shall become delinquent or in default, its Tax liabilities except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with IFRS or other adequate provision for payment in respect thereof shall have been made and enforcement of the contested Tax liability has been effectively stayed.

SECTION 5.08 Security Documents; Security Interests.

(a) The Borrower shall take and shall cause each other Obligor to take all actions necessary under Applicable Law or reasonably requested by the Administrative Agent to (i) give effect, perfect, preserve or protect the Security Interests and the priority thereof or to exercise any of the rights conferred thereunder and (ii) maintain the validity and enforceability of the Security Interests.

(b) The Borrower agrees that it and each other Obligor shall promptly correct, or cause to be corrected, any manifest defect or error discovered by the Borrower or such Obligor in any Loan Document or in the execution, acknowledgement or recordation thereof and execute, acknowledge and deliver, and record and re-record, file and re-file and register and re-register, any and all such further acts, deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to (i) carry out the purposes of this Agreement and any other Loan Document and (ii) convey, grant, assign, transfer, preserve, protect and confirm unto the Secured Loan Parties the rights granted or now or hereafter intended to be granted to the Secured Loan Parties under any Loan Document. The Borrower agrees that it will furnish to the Secured Loan Parties evidence reasonably satisfactory to the Administrative Agent and the Collateral Trustee, of each such recording, filing or registration.

(c) The Borrower and each other Obligor shall at all times, to the extent permitted by Applicable Law, defend, preserve and protect the Security Interests granted pursuant to the Security Documents and all the material rights of the Secured Loan Parties under the Loan Documents, against all claims, Liens and demands of all Persons whomsoever, subject to Permitted Liens.

(d)

(i) No later than one (1) Business Day after the Closing Date, the Borrower shall deliver to the Administrative Agent (x) a copy of the public deed of the G&M Collection Rights Trust Agreement and (y) satisfactory evidence of the filing for registration of the G&M Collection Rights Trust Agreement in the Registro Mobiliario de Contratos;

(ii) No later than the date on which each Security Document (other than the G&M Collection Rights Trust Agreement) is executed, the Borrower shall deliver to the Administrative Agent:

(x) in the case of a Security Document other than the G&M Collection Rights Trust Agreement and the CAM Chile Share Pledge:

(A) legal opinions, addressed to the Administrative Agent and the Lenders, from Peruvian counsel to the Borrower and the Lenders, in each case satisfactory to the Lenders;

(B) a certificate of an Authorized Officer of the Borrower containing the certifications described in Section 3.01(a)(iv) and of Viva containing the certifications described in Section 3.01(a)(iii) and (iv); and

(C) evidence of the filing for registration with in Registro Mobiliario de Contratos;

(y) in the case of the CAM Chile Share Pledge:

(A) legal opinions, addressed to the Administrative Agent and the Lenders, from Chilean counsel to CAM Holdings S.p.A., and the Lenders, in each case satisfactory to the Lenders;

(B) a certificate of an Authorized Officer of each of CAM Holdings S.p.A. containing the certifications described in Section 3.01(a)(iii) and Section 3.01(a)(iv); and

(iii) (y) No later than thirty-five (35) Business Days (or, in the case of the CAM Chile Share Pledge, forty-five (45) days) after a Security Document has been executed, the Borrower shall provide the Administrative Agent with evidence, in form and substance satisfactory to the Lenders, of registration of such Security Document with the Registro Mobiliario de Contratos and the Registro de Prendas sin Desplazamiento; (z) no later than three (3) Business Days after the CAM Chile Share Pledge has been executed, the Borrower shall provide the Administrative Agent with evidence, in form and substance satisfactory to the Lenders, of registration of the CAM Chile Share Pledge in the shareholders registry of CAM Chile by a notary public and written acknowledgement of CAM Chile of the CAM Chile Share Pledge; provided that the Borrower shall have an additional twenty-five (25) Business Day period to deliver such evidence of registration and acknowledgment to the Administrative Agent if the Borrower is exercising reasonable and good faith efforts to complete such registration and obtain such acknowledgment. If on or before the sixtieth (60th) Business Day following execution of the Security Document, the Borrower believes that it will not obtain any such registration or acknowledgment, the Borrower, if exercising reasonable and good faith efforts to complete such registration or acknowledgment, may present to the Administrative Agent an action plan to complete the applicable registration and the Administrative Agent, at the instruction of the Required Lenders (acting reasonably), may grant an additional period of time for the Borrower to complete such registration and acknowledgment.

(e) No later than the date that is four (4) Business Days after the Closing Date, the Borrower shall deliver to the Administrative Agent a copy of the Notificación de la Constitución del Patrimonio Fideicometido that the Borrower delivered to GSP pursuant to Section 7.3.1 of the G&M Collection Rights Trust Agreement.

SECTION 5.09 Pari Passu. The Borrower shall ensure that its Obligations do and shall rank at least pari passu in priority of payment with all its unsecured Indebtedness, except for any obligations of the Borrower to creditors whose claims are preferred by statute or by operation of Applicable Law (including Debtor Relief Laws).

SECTION 5.10 KYC, Sanctions, Anti-Corruption Laws, AML Legislation, Etc.

(a) The Borrower and each other Obligor shall furnish to each Secured Loan Party promptly such information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws (including the Patriot Act) as from time to time may be reasonably requested by such Secured Loan Party. The Borrower and its Subsidiaries shall adopt, implement and maintain in effect policies and procedures from time to time as appropriate to ensure they remain consistent with the current international best practice standards, designed to detect and prevent Prohibited Payments and Prohibited Practices, covering the Borrower and its Subsidiaries, and all directors, officers, and employees and third parties acting on behalf of the Borrower and its Subsidiaries and their interaction with counterparties to material contractual arrangements.

(b) The Borrower shall not, and shall cause its Subsidiaries and its or their respective directors, officers, agents, or employees or other Person on behalf of the Borrower or any of its Subsidiaries to not, take any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws or any Sanctions Laws.

(c) The Borrower shall not, and shall cause its Subsidiaries and its or their respective directors, officers, agents, employees or other Person acting on behalf of the Borrower or any of its Subsidiaries to not, take any action, directly or indirectly, that would result in a violation by such Persons of the AML Legislation.

SECTION 5.11 Planned Dispositions Proceeds. The Borrower shall cause all proceeds and other amounts paid or received in respect of (i) the Planned Dispositions of the shares referenced in the definition of Proceeds Collateral, the Almonte Shares and the Corporate Buildings to be deposited into the trust of the Proceeds Trust Agreement and (ii) the GSP Claims to be deposited into the trust of the G&M Collection Rights Trust Agreement.

SECTION 5.12 Insurance. The Borrower will maintain and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each such Person operates.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01 Indebtedness. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness.

SECTION 6.02 Liens. Neither the Borrower nor any of its Subsidiaries shall create, assume, incur or suffer to exist any Lien upon any of its Property, whether owned or leased on the Effective Date or thereafter acquired, except for Permitted Liens.

SECTION 6.03 Permitted Dispositions. Neither the Borrower nor any of its Subsidiaries shall consolidate or merge with or into any other Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or liquidate or dissolve, except for (a) the Planned Dispositions to the extent that consideration for the assets disposal is paid or payable solely in cash, (b) as contemplated under the Security Documents, (c) as set forth in Schedule 6.03, (d) disposals of assets that are obsolete, worn-out, surplus, defective, depleted or uneconomic and of inventory or machinery in the ordinary course of business of the Borrower or such Subsidiaries or (e) with the prior approval of the Required Lenders.

SECTION 6.04 Permitted Business. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the Business and all activities related or incidental thereto.

SECTION 6.05 Transactions with Affiliates. The Borrower shall not nor shall any Subsidiary of the Borrower sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate of the Borrower or such Subsidiary, except transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary, as applicable, as would be obtainable by the Borrower or such Subsidiary, as the case may be, at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

SECTION 6.06 Restricted Payments. Neither the Borrower nor any of its Subsidiaries shall make any Restricted Payments except that if no Default or Event of Default has occurred and is continuing (i) a Subsidiary may make the Restricted Payments described in clause (a) of the definition of Restricted Payments to the Borrower (and any intermediate Subsidiaries of the Borrower to permit that such Restricted Payments be made to the Borrower) and its shareholders that are not affiliates of the Borrower, (ii) a Subsidiary may make the Restricted Payments described in clause (b) of the definition of Restricted Payments to GyM and the Borrower in respect of intercompany loans made in connection to the reimbursement, under the Local Facility, of draws on surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit and similar instruments and (iii) the Borrower (and any intermediate Subsidiaries of the Borrower to permit that such Restricted Payments be made to Viva and CAM Holding S.p.A., respectively) may make the Restricted Payments described in clause (b) of the definition of Restricted Payments to pay the intercompany loans from (x) Viva in connection with a Planned Disposition of the Almonte Shares and the disposition of CSM and the Capital Stock of Prinsur and (y) CAM Holding S.p.A. in connection with a Planned Disposition of the disposition of the Capital Stock of CAM Chile, in each case by setting off the amounts the Borrower owes thereunder with the amounts that Viva and CAM Holding S.p.A. owe to the Borrower with respect to unpaid dividends or capital reductions.

SECTION 6.07 Accounting Changes; Fiscal Year. The Borrower shall not change or permit any Subsidiary of the Borrower to change its accounting treatment and reporting practices or tax reporting treatment, except as required by IFRS or any Applicable Law and disclosed to the Administrative Agent.

SECTION 6.08 Sanctions, Anti-Corruption Laws, AML Legislation, Etc.

(a) The Borrower shall not, and shall cause its Subsidiaries and its or their respective directors, officers, agents, employees or other Person acting on behalf of the Borrower or any of its Subsidiaries to not, be owned or controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction.

(b) The Borrower shall not, and shall cause its Subsidiaries and its or their respective directors, officers, agents, employees or other Person acting on behalf of the Borrower or any of its Subsidiaries to not, (i) use, or authorize the use of, any corporate funds or the proceeds of the Loan for any Prohibited Payment or Prohibited Practice; (ii) make, or authorize the making of, any direct or indirect Prohibited Payment from corporate funds or Loan proceeds; or (iii) violate any provision of AML Legislation, Anti-Corruption Laws or any applicable Sanctions Laws.

SECTION 6.09 Investments. Neither the Borrower nor any of its Subsidiaries shall make or hold any Investments, or enter into any profit-sharing or royalty agreement or similar arrangement whereby the Borrower’s or such Subsidiary’s income or profits are shared with any other Person, other than Permitted Investments.

SECTION 6.10 Prepayments, Etc. of Debt. Neither the Borrower nor any of its Subsidiaries shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any prepayment of, any Indebtedness other than mandatory prepayments of (a) the Chubb Facility and the CS Facility with the proportionate share of the proceeds of the Planned Dispositions and the Red Eagle Mining Proceeds and (b) the Local Facility with the proceeds of GyM cash flows. Without prejudice to the foregoing, the Borrower shall not voluntarily prepay the Chubb Facility, the CS Facility or the Local Facility unless the Borrower also concurrently prepays the Loan hereunder on a pro rata basis, including any accrued interest to the extent required by Section 2.12.

SECTION 6.11 No Further Negative Pledges, Etc. Neither the Borrower nor any of its Subsidiaries shall enter into or permit to exist any agreement prohibiting (a) the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired, to secure the Obligations of the Obligors under the Loan Documents or (b) restricting the ability of any Subsidiary to make dividend payments or other distributions to any Obligor, except in the case of each of (a) and (b) above for (i) the Loan Documents, (ii) agreements or documents governing, evidencing and/or securing Permitted Indebtedness, (iii) solely in the case of (b) above, customary restrictions and conditions that apply to any Subsidiary of the Borrower that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (iv) other Contractual Obligations in effect as of the Closing Date.

SECTION 6.12 Certain Amendments. Neither the Borrower nor any of its Subsidiaries shall (a) terminate its Charter Documents or (b) amend, modify or change (i) any provision of its Charter Documents in any manner that would be adverse to the Lenders or (ii) any term or provision of the CS Facility or Chubb Facility that in any manner that would be adverse to the Lenders.

SECTION 6.13 Consolidated Leverage Ratio. The Borrower shall not permit (a) the Consolidated Leverage Ratio to be more than 3.50:1.00 at any time and (b) the CAM Chile Leverage Ratio to be more than 2.50:1.00 at any time.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default and Remedies. If any of the following events shall occur and be continuing, such event shall be an “Event of Default.”

(a) the principal of the Loan or any interest on the Loan or any fee or any other amount payable under this Agreement or any other Loan Document shall not be paid, when and as the same shall become due and payable;

(b) (i) any representation or warranty made by the Borrower or any Obligor herein or in any Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document or (ii) any certification made by the Borrower or any Obligor, shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be and, if capable of remedy, such misrepresentation shall continue unremedied for a period of more than ten (10) days after the earlier of (A) notice of such misrepresentation having been given to the Borrower or by the Administrative Agent or (B) an Authorized Officer becoming aware of such misrepresentation;

(c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(c), Section 5.08(d)(i)(x), Section 5.02 (with respect to the Borrower’s existence), Section 5.06, or Article VI;

(d) (i) the Borrower or any Subsidiary shall fail to pay all or any portion of any Indebtedness (excluding any Indebtedness incurred under any Loan Document) when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) the Borrower or any Subsidiary shall fail to comply with any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any Indebtedness, or contained in any instrument or agreement evidencing, securing or relating to such Indebtedness, in each case other than in any Loan Document or (prior to the execution of the CS Waiver) the CS Facility, or any other event shall occur or condition exist, the result of which failure to comply or other event or condition, in each case, is to cause or permit the holders thereof to cause any such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower (other than any Indebtedness incurred under any Loan Document) shall, for reason of such failure to comply, be declared, or permit the holders thereof to declare such Indebtedness, to be due and payable, or be required to be prepaid or redeemed other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof; provided, however, that it shall not be an Event of Default under this clause (d) unless the aggregate outstanding principal amount of such Indebtedness is at least $10,000,000 (in the case of the Borrower) or $20,000,000 (in the case of its Subsidiaries) (or, in each case, its equivalent in any other currency);

(e) the Borrower or any Obligor shall fail to perform or observe (i) any of its obligations under Section 5.01(e) such failure is not remedied within three (3) Business Days after the Borrower having actual knowledge of such failure and (ii) any other term, covenant or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clauses (a) or (c) above or the foregoing sub-clause (i) and, in any event, such failure shall remain unremedied for a period of more than thirty (30) days after a Responsible Officer becoming aware of such failure;

(f) an involuntary proceeding shall be commenced or involuntary petition shall be filed seeking (i) liquidation, reorganization, insolvency or other relief under any Bankruptcy Laws in respect of the Borrower, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered; provided, that for the avoidance of doubt, the occurrence of any of the events described in this paragraph (f) in respect of any Person holding a direct or indirect Capital Stock of the Borrower shall not be a Default or Event of Default;

(g) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, insolvency or other relief under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $10,000,000 (in the case of the Borrower) or $20,000,000 (in the case of its Subsidiaries) (in each case, that is not covered in full by insurance) shall be rendered against the Borrower or any of its Subsidiaries by one or more Governmental Authorities of competent jurisdiction or a decision of a judicial or arbitral tribunal of competent jurisdiction and the same shall not be paid within the times set forth in such judgment;

(i) any action or series of actions, omission or series of omissions, is taken or authorized by a Governmental Authority of competent jurisdiction in Peru that has the effect of confiscation, expropriation, nationalization, condemnation, seizure or forced transfer (with or without compensation) of all or any material portion of (i) the assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the Collateral, the economic interests therein or the control thereof or (iii) the Secured Loan Parties’ fundamental rights as creditors in respect of the Loan Documents in a manner that is prejudicial to foreign creditors relative to the rights of Peruvian creditors, and such act or series of acts continues for at least sixty (60) consecutive days;

(j) a Change in Law occurs that could reasonably be expected to materially and adversely affect (i) the Borrower’s or any of its Subsidiaries’ ability to effectuate any of the Planned Dispositions or to apply the funds as provided in Section 2.09, (ii) the Borrower’s ability to make payments hereunder or (iii) the rights or remedies of the Secured Loan Parties under the Security Documents;

(k) (i) any Loan Document (excluding any Security Document) is declared in a final, non-appealable judgment to be unenforceable against the Borrower or any other Obligor or otherwise ceases to be valid and binding or in full force and effect (except in connection with its expiration in accordance with its terms) or (ii) the Borrower or any Obligor expressly repudiates in writing any of its material obligations under any Loan Document (other than any Security Document) to which it is a party;

(l) there shall occur any Change of Control;

(m) (i) except as expressly contemplated thereunder or arising in connection with any action or omission by the Collateral Trustee or the Administrative Agent, any of the Security Documents fails to provide the Collateral Trustee or the Administrative Agent, as applicable, for the benefit of the Secured Loan Parties a Lien (with the priority required under the Security Documents) on any material portion of the Collateral (subject to Permitted Liens) that is not remedied within fifteen (15) days after the Borrower has knowledge thereof, (ii) except in accordance with its terms, any Security Document fails to be in full force and effect or (iii) the Borrower or any Obligor under a Security Document contests or disaffirms in writing the validity of any Security Document or the priority purported to be created thereunder in favor of the Collateral Trustee or the Administrative Agent, as applicable;

(n) any of the following shall occur (i) an aggregate principal amount of not less than 40% of the Loan on the Closing Date shall not be repaid on or prior to the end of Period 1, (ii) an aggregate principal amount of not less than 70% of the Loan on the Closing Date shall not be repaid on or prior to the end of Period 2, or (iii) an aggregate principal amount of not less than 100% of the Loan on the Closing Date shall not be repaid on or prior to the Maturity Date;

(o) after the execution of the CS Waiver, an “Event of Default” as defined under the CS Facility shall occur;

(p) an “Event of Default” as defined under the Chubb Facility shall occur;

(q) the Second Lien Share Trust Agreement has not been executed and filed with the applicable public registry within 60 days following the Closing Date;

(r) the Corporate Building Trust Agreement has not been executed and filed with the applicable public registry within 60 days following the Closing Date;

(s) the Addenda to the Almonte Trust Agreement has not been executed and filed with the applicable public registry within 30 days following the Closing Date;

(t) the CAM Peru Share Trust Agreement has not been executed and filed with the applicable public registry within 60 days following the Closing Date;

(u) the Proceeds Trust Agreement has not been executed and filed with the applicable public registry within 60 days following the Closing Date;

(v) the CAM Chile Share Pledge has not been executed and filed with the applicable public registry within 45 days following the Closing Date;

(w) the CS Waiver has not been executed and delivered by the Borrower and each of the other parties required to execute the CS Waiver within 30 days following the Closing Date; or

(x) the Borrower shall become unable to access sufficient Dollar funds to repay the Loan and all other amounts due under the Loan Documents as they mature or otherwise become due or any Governmental Authority shall not permit the Borrower to access foreign exchange;

provided, that no Event of Default under clauses (p), (q), (r), (s), (t) or (u) above shall be deemed to occur to the extent that, prior to the date specified in such clause, the assets intended to be pledged or conveyed as Collateral pursuant to the relevant Security Document described in such clause have been the subject of a Planned Disposition and the proceeds of such Planned Disposition have been applied in accordance with Section 2.09(a).

SECTION 7.02 Remedies. Upon the occurrence and during the continuation of an Event of Default the Administrative Agent, may, and upon the written request of the Required Lenders shall, by notice (including notice sent by facsimile or electronic transmission, in PDF format) to the Borrower (a “Notice of Default”) take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or other holder of any of the Obligations to enforce its claims against the Borrower:

(i) terminate the Commitments, whereupon the Commitments shall terminate immediately; provided that, if an Event of Default specified in Section 7.01(f) or Section 7.01(g) shall occur, the Commitments shall immediately and automatically terminate without the giving of any Notice of Default;

(ii) declare the principal of and any accrued interest in respect of the Loan, and all of the other Obligations owing hereunder and under the other Loan Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intent to accelerate, declaration or notice of acceleration or any other notice of any kind, all of which are hereby waived; provided, that if an Event of Default specified in Section 7.01(f) or Section 7.01(g) shall occur with respect to the Borrower, the Obligations shall become due and payable immediately and automatically, without the giving of any Notice of Default;

(iii) exercise any other rights or remedies under the Loan Documents or at law; provided, that if an Event of Default specified in Section 7.01(f) or Section 7.01(g) shall occur with respect to the Borrower, such rights and remedies shall be exercisable without the giving of any Notice of Default; and

(iv) enforce or cause the enforcement of all or any part of the Collateral and/or take any action under any Loan Document.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include reference to its Affiliates and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (b) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of this Agreement, any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person (other than the Administrative Agent) to perform any of its obligations hereunder or thereunder or for the financial or other condition of the Borrower, the Guarantors, any provider of Acceptable Credit Support or any other obligor or guarantor; (c) except pursuant to Section 8.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith, except to the extent a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct. The Administrative Agent shall not be responsible to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Administrative Agent is authorized to release any cash collateral that is permitted to be released pursuant to the terms of this Agreement.

SECTION 8.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by facsimile or electronic communication) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent in good faith. The Administrative Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Lending Office until it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary.

SECTION 8.03 Defaults; Events of Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal or interest on the Loan or of fees) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default or Event of Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default or Event of Default.

SECTION 8.04 Rights as a Lender. With respect to its Commitments and the portion of the Loan made by it, NATIXIS, NEW YORK BRANCH (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. NATIXIS, NEW YORK BRANCH (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent. NATIXIS, NEW YORK BRANCH and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

SECTION 8.05 INDEMNIFICATION. THE LENDERS AGREE TO INDEMNIFY, RATABLY ACCORDING TO THEIR RESPECTIVE PERCENTAGE OF CREDIT EXPOSURES, THE ADMINISTRATIVE AGENT FOR THE INDEMNITY MATTERS DESCRIBED IN SECTION 9.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY THE BORROWER UNDER SECTION 9.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SAID SECTION 9.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF: (A) THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT OR AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS AGENCY DUTIES, IF ANY, HEREUNDER OR (B) THE ENFORCEMENT OF ANY OF THE TERMS OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT; WHETHER OR NOT ANY OF THE FOREGOING SPECIFIED IN THIS SECTION 8.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A NONAPPEALABLE JUDGMENT.

SECTION 8.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower, the Guarantors, any provider of Acceptable Credit Support and its own decision to enter into this Agreement, and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the other Loan Documents or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with this Agreement and other Loan Documents and the matters contemplated herein and therein.

SECTION 8.07 Action by Administrative Agent. Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (a) receive written instructions from the Required Lenders (or all of the Lenders as expressly required by Section 9.02) or instructions from any Lender in connection with matters hereunder or under any other Loan Document that do not require a Required Lender (or unanimous Lender) affirmative vote hereunder, in each case specifying the action to be taken, and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses that may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 9.02) and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or all of the Lenders as required by Section 9.02) or any Lender to the extent provided for in clause (a) of this Section 8.07 in the written instructions (with indemnities) described in this Section 8.07; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action that exposes the Administrative Agent to personal liability or which is contrary to this Agreement or Applicable Law.

SECTION 8.08 Resignation or Removal of Administrative Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent (so long as no Default or Event of Default exists) with the prior written consent of the Borrower (which consent will not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (so long as no Default or Event of Default exists) with the prior written consent of the Borrower (which consent will not be unreasonably withheld). Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices, Etc.

(a) The Administrative Agent, any Lender or the holder of any of the Obligations, giving consent or notice or making any request of the Borrower provided for hereunder, shall notify each Lender (in the case of the Administrative Agent) and the Administrative Agent (in the case of a Lender) thereof. In the event that the holder of any of the Obligations (including any Lender) shall transfer such Obligations, it shall promptly so advise the Administrative Agent which shall be entitled to assume conclusively that no transfer of any of the Obligations has been made by any holder (including any Lender) unless and until the Administrative Agent receives notice to the contrary.

(b) All notices, consents, requests, approvals, demands and other Communications provided for herein shall be in writing (including facsimile and electronic mail Communications) and mailed, faxed or delivered:

(i) if to the Borrower, to it at:

GRAÑA Y MONTERO S.A.A.

Av. Paseo de la República 4675, Surquillo, Lima—Perú

Attention: Mónica Miloslavich Hart

Telephone: +511 213-6404 / + 511 213-0437

E-mail: mmiloslavich@gym.com.pe

With copy to:

Attention: Dennis Gray Febres

Av. Paseo de la República 4675, Surquillo, Lima—Perú

Telephone: +511 213-6597

E-mail: dgray@gym.com.pe

if to the Administrative Agent, to it at:

NATIXIS, NEW YORK BRANCH

1251 Avenue of the Americas, 5th Floor

New York, NY, 10020

Attention: Urs Fischer, Executive Director / Hana Beckles

Telephone: +1 (212) 891-1954 / +1 (212) 583-4913

Facsimile No: +1 (646) 282-2392

E-mail: AdminAgency@us.natixis.com

(ii) if to any Lender, to it at its address (or facsimile number) set forth in the Administrative Questionnaire delivered by such Person to the Administrative Agent or in the Assignment and Assumption executed by such Person;

or, in the case of any party hereto, such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other parties.

(c) Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent if a confirmation has been received and, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (d) below, shall be effective as provided in said paragraph (d).

(d) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) (i) Each of the parties agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the other Lenders by posting the Communications on Debt Domain (at the cost of the Borrower), Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, consents, requests, approvals, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated herein or therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

(iii) Any failure of the Platform shall not affect the effectiveness of any Communication given in accordance with the provisions of Section 9.01(a) – (d) or cause additional obligations with respect to the Communication subject to such failure.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone or otherwise modify the scheduled or otherwise fixed date of payment of the principal amount of the Loan, any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09 or Section 2.17(b) or (c) in a manner that would alter the ratable sharing of payments required thereby, without the written consent of each Lender, (v) release any Obligor from any of its obligations under the applicable Security Agreement (other than pursuant to the terms of such Security Document) without the written consent of each Lender affected thereby, (vi) impose any greater restriction on the ability of any Lender to assign or grant participations in any of its rights or obligations hereunder without the consent of such Lender, (vii) waive, amend or modify, Section 7.01(q), Section 7.01(r), Section 7.01(s), Section 7.01(t), Section 7.01(u), or Section 7.01(v) that will have the effect of extending the delivery dates specified therein for a period longer than thirty (30) days after the date specified therein (as of the Effective Date), (viii) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03 Payment of Expenses, Indemnities, Etc. The Borrower agrees, whether or not the transactions contemplated hereby are consummated:

(a) to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each of their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and thereof and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of counsel for such Persons, which shall be limited to one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for all such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrower written notice of such conflict, of another firm of counsel for such affected Person)) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) TO PAY, INDEMNIFY, DEFEND AND HOLD EACH SECURED LOAN PARTY, AND EACH OF THEIR RESPECTIVE AFFILIATES, AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, TRUSTEES, ADMINISTRATORS, MANAGERS, ADVISORS, AGENTS AND REPRESENTATIVES OF EACH OF THE FOREGOING (EACH, AN “INDEMNITEE”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES OR DISBURSEMENTS (INCLUDING DOCUMENTED ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF THE LOAN OR THE TERMINATION, RESIGNATION OR REPLACEMENT OF THE ADMINISTRATIVE AGENT OR ANY LENDER) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THE TRANSACTIONS, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE SECURITY DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR ANY ACTION TAKEN OR OMITTED BY ANY SUCH PERSON UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING WITH RESPECT TO ANY INVESTIGATION, LITIGATION OR PROCEEDING (INCLUDING ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION OR OTHER SIMILAR PROCEEDING OR APPELLATE PROCEEDING) RELATED TO THE TRANSACTIONS, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE LOAN, OR THE USE OF THE PROCEEDS THEREOF, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED, THAT THE BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES ARISING (1) DIRECTLY FROM THE GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, OR (2) RESULT FROM A CLAIM BROUGHT BY THE BORROWER AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER HAS OBTAINED A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION IN ITS FAVOR ON SUCH CLAIM. THIS SECTION 9.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT INDEMNIFIED LIABILITIES ARISING FROM ANY NON-TAX CLAIM.

SECTION 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 9.05 Assignments and Participations.

(a) The Borrower may not assign its rights or obligations hereunder without the prior written consent of all of the Lenders and the Administrative Agent.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its share of the Loan and other Obligations at the time owing to it) to the extent such assignment is to a Person that is not a Lender or an Affiliate of a Lender with the prior written consent of the Administrative Agent and the Borrower (in each case not to be unreasonably withheld or delayed); provided that, no such consent of the Borrower shall be required if an Event of Default shall have occurred and be continuing; provided, further, that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and either party shall pay the Administrative Agent for its own account, on or before the date any assignment occurs, a fee of $3,500 and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Notwithstanding the foregoing, no assignments shall be permitted to the Borrower or any of its Affiliates or shall be made to a Defaulting Lender or any subsidiary thereof. Upon acceptance and recording pursuant to Section 9.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Lending Office of such Lender, and the Commitment of, and principal amount of the Loan owing to (or for the account of) each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to its Commitment only) at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any tax forms, any information required under Section 9.15 and any written consent to such assignment required by Section 9.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (d).

(e) Any Lender may, without consent of or notice to, the Borrower or any other Person, sell participations to one or more banks or other entities (excluding the Borrower or its Affiliates or any Defaulting Lender or a subsidiary thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loan and other Obligations owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 or Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b). In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 9.12 and to provide any documentation or information required to be provided pursuant to Section 2.16(f) as if it were a Lender, but such documentation or information shall be provided solely to the participating Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and Participants (including prospective assignees and participants) to the extent provided in Section 9.12 hereof.

(h) Notwithstanding any other provisions of this Section 9.05, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loan and other extensions of credit hereunder under the “Blue Sky” laws of any state.

(i) Notwithstanding any other provision of this Section 9.05, no transfer or assignment shall be made to a natural person.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full ratable share of the Loan. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph (j), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(k) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including to a Federal Reserve Bank; provided that no such action shall release such Lender from any of its obligations hereunder.

(l) Without limiting the foregoing provisions of this Section 9.05, if a Lender assigns or transfers any of its rights and obligations under the Loan Documents (other than pursuant to the Borrower’s request pursuant to the provisions of this Agreement) or changes its Lending Office and as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obligated to pay a Tax Payment or an Increased Cost to the assignee, then the Borrower shall be obligated to pay that Tax Payment or Increased Cost only to the same extent that it would have been obligated to do so if no assignment, transfer or change had occurred, provided, that in the case of an assignment or transfer by, or change in the Lending Office of, a Lender located in Peru to a Lender or Lending Office located outside of Peru the foregoing limitation will apply with respect to the portion of Tax Payment or Increased Cost that is in excess of the Tax Payment or Increased Cost applicable to a Lender or Lending Office located outside of Peru that is eligible for the preferential withholding tax rate referred to in Section 2.16(j); provided further, that if as a result of a Change in Law after the Closing Date the Borrower’s obligation to pay Peruvian withholding Taxes with respect to an existing Lender located outside of Peru continues to be the Peruvian preferential withholding tax rate referred to in Section 2.16(j) that was applicable to Lenders located outside of Peru on the Closing Date, then the Borrower shall not be required to indemnify the assignee for any Peruvian withholding taxes that are imposed on amounts payable to such assignee at a rate in excess of such Peruvian preferential withholding tax rate.

SECTION 9.06 Survival; Reinstatement.

(a) Each representation and warranty made or deemed to be made pursuant hereto shall survive the making of such representation and warranty, and no Lender or Administrative Agent shall be deemed to have waived, by reason of making any extension of credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or Security Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made. The provisions of Section 2.14, Section 2.16, Section 9.03, Section 9.10, Section 9.11, Section 9.12 and Section 9.14 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

(b) To the extent that any payments on the Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received.

SECTION 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including any information memorandum). This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail delivery, in PDF form, shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09 Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including by branches and agencies of any Lender wherever located), to or for the credit or the account of the Borrower against and on account of the Obligations or liabilities of the Borrower to such Lender under this Agreement or any of the other Loan Documents, including all claims of any nature or description arising out of or in connection with this Agreement or any other Loan Document, irrespective of whether such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and each of the other Loan Documents (other than the Security Documents governed by the laws of Peru or Chile), the relationship between the parties hereto and any claim or dispute (whether sounding in contract, tort or otherwise) relating to this Agreement or such other Loan Document or such relationship shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles thereof, other than Section 5-1401 and 5-1402 of the New York General Obligations Law.

(b) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT OF THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO PLEAD OR CLAIM, AND AGREES NOT TO PLEAD OR CLAIM, THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d) EACH PARTY HERETO HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.10.

(e) TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS TO WHICH IT IS A PARTY AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AGREES THAT THE WAIVER SET FORTH IN THIS CLAUSE (e) SHALL HAVE THE FULLEST SCOPE PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND IS INTENDED TO BE IRREVOCABLE FOR PURPOSES OF SUCH ACT.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, directors, officers and employees and to its agents, including accountants, auditors, rating agencies, legal counsel and other advisors involved in the financing provided herein and who have been informed of the confidential nature of the Information provided and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority, including the National Association of Insurance Commissioners or any similar organization, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process or arbitration (and such Person will provide prompt notice thereof to the Borrower to the extent not prohibited by Applicable Law), (d) to any other party to this Agreement, (e) to any credit insurance provider or direct or indirect actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to a written agreement with such Person that such Person will comply with this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this

Agreement, (h) with the consent of the Borrower, or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.12 or (2) becomes available to the Administrative Agent or any Lender from a source other than the Borrower, any of its Affiliates, the Administrative Agent or any other Lender (unless such source is actually known by the individual providing the information to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information); provided that in no event shall any Lender be obligated or required to return any materials furnished to it by the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or any of its Affiliates or their respective business, other than any such information that is known to the Administrative Agent or a Lender, publicly known or otherwise available to the Administrative Agent or any Lender, in each case on a nonconfidential basis other than through disclosure (x) by the Borrower, or (y) from a source actually known to the Administrative Agent or a Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information (including any other party to this Agreement). Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Nothing in the foregoing authorization shall apply to any disclosure that would constitute a violation of applicable federal and state laws. The provisions of this Section 9.12 shall be in addition to and not in derogation of any non-disclosure or similar agreement between the Borrower and any Lender or the Administrative Agent (or any Affiliates of any thereof).

SECTION 9.13 Appointment of Process Agent. The Borrower hereby appoints and shall maintain the appointment of, Cogency Global Inc. (the “Process Agent”), with an office on the Effective Date at 10 E. 40th Street, 10th Floor, New York, NY 10016, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any action or proceeding referred in Section 9.01(b). As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing a copy thereof by first class mail, postage prepaid, together with two copies of a statement of service by mail and acknowledgement of receipt, with a postage-prepaid return envelope addressed to the sender, to the Borrower at its address specified in Section 9.01(b) or at such other address of which the Administrative Agent shall have been notified pursuant to Section 9.01(b). Nothing in this Section 9.13 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by Applicable Law.

SECTION 9.14 Judgment Currency. This is an international transaction in which the specification of Dollars and payment in the United States of America is of the essence. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in Dollars into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars in the United States of America with such other currency on the Business Day next preceding that on which such final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency

(the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, then the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 9.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.16 English Language. This Agreement and all other Loan Documents (other than the applicable Security Documents) shall be in the English language. All documents, certificates, reports, requests or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Loan Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties hereto shall have the right to rely for all purposes of this Agreement and the other Loan Documents.

SECTION 9.17 Notes. The Borrower and the Lenders agree that the Notes are issued hereunder as additional evidence of indebtedness under Peruvian law, and their terms or scope shall not be construed to limit, waive, amend or otherwise affect any right or obligation arising under this Agreement and the other Loan Documents. For the avoidance of doubt, the amounts payable by the Borrower under the Loan Documents and the Notes shall be, in any case, without duplication. Each of the parties hereto agrees that, if there is any inconsistency between the provisions of the Loan Documents (other than the Notes) and the provisions of any Note, the provisions of the former shall prevail. If any Lender exercises any right in any court in Peru under any Note governed by Peruvian law, it shall not be required for such purpose to evidence to the Borrower or any other Person that such Note represents obligations of the Borrower under this Agreement nor that any condition herein has been fulfilled. In addition, the Borrower agrees and covenants that it will execute and deliver any and all amendments to the Notes, or replace the Notes with amended Notes, and take all further action that may in the reasonable judgment of any Lender be necessary, or that the Lender may reasonably request from time to time, in each case to ensure that the Notes duly reflect the terms of this Agreement.

[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

GRAÑA Y MONTERO S.A.A.,
as the Borrower

By:	/s/ Mónica Miloslavich Hart
Name: Mónica Miloslavich Hart
Title: Representative

By:	/s/ Luis Díaz Olivero
Name: Luis Díaz Olivero
Title: Representative

[Signature Page to Term Loan Agreement]

NATIXIS, NEW YORK BRANCH,
as the Administrative Agent

By:	/s/ Urs B. Fischer
Name: Urs B. Fischer
Title: Executive Director

By:	/s/ Naha Beckles
Name: Naha Beckles
Title: Director

[Signature Page to Term Loan Agreement]

NATIXIS, NEW YORK BRANCH,
as a Lender

By:	/s/ Aitor Alava
Name: Aitor Alava
Title: Managing Director

By:	/s/ Guillaume Thrierr
Name: Guillaume Thrierr
Title: Vice President

[Signature Page to Term Loan Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA S.A.,
as a Lender

By:	/s/ Jesús Muñoz
Name: Jesús Muñoz
Title:

By:	/s/ Antonio Escudero
Name: Antonio Escudero
Title:

[Signature Page to Term Loan Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Carl Adams
Name: Carl Adams
Title: Managing Director

[Signature Page to Term Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Lilian Coutinho
Name: Lilian Coutinho
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

SCHEDULE 1.01-A

COMMITMENTS

Banco Bilbao Vizcaya Argentaria S.A.	$20,723,990.98
Natixis, New York Branch	$20,723,990.98
Sumitomo Mitsui Banking Corporation	$20,723,990.98
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$16,579,192.78

TOTAL	$78,751,165.72

SCHEDULE 1.01-B

LIENS EXISTING AS OF THE EFFECTIVE DATE

Property	Type of Lien	Indebtedness Secured by Lien	Currency
26’906,532 Class “B” shares, owned by the Borrower in Norvial	Pledge

•   Agreement: Share Pledge Agreement, dated June 18, 2015, among the Borrower and JJC Contratistas Generales S.A., as grantors, Scotiabank Peru S.A.A. as Collateral Agent, with the participation of Norvial S.A.

•   Secured Obligations: The repayment of the bonds issued by Norvial within a Bond Program (“Primer Programa de Bonos Corporativos Norvial”) up to S/365,000,000.00, in order to finance the second phase of the Ancon—Huacho—Pativilca highway located in Panamericana Norte.

Soles

10,034,813 Class “A” shares owned by the Borrower in Norvial	Pledge

•   Agreement: Share Pledge Agreement (“Participación Mínima” – Class A Shares), dated June 18, 2015, among the Borrower and JJC Contratistas Generales S.A., as grantors, Scotiabank Peru S.A.A. as Collateral Agent, with the participation of Norvial S.A.

•   Secured Obligations: The repayment of the bonds issued by Norvial within a Bond Program (“Primer Programa de bonos Corporativos Norvial”) up to S/.365,000,000.00, in order to finance the second phase of the Ancon Huacho Pativilca highway located in Panamericana Norte.

Soles

Property	Type of Lien	Indebtedness Secured by Lien	Currency
25,026,250 Class “A” Shares and 50’052,500 Class “B” Shares, owned by the Borrower in GyM FERROVIAS	Pledge

•   Agreement: Share Pledge Agreement, dated February 10, 2015, among the Borrower and Ferrovías Participaciones S.A., as grantors, Citibank N.A. as Indenture Trustee, with the participation of GyM FERROVIAS, as issuer, and Citibank del Perú S.A., as Collateral Agent.

•   Secured obligations: Payment of principal, interest, among other concepts, on the Series A Senior Secured VAC-Indexed Notes due 2039 issued by GyM FERROVIAS, which were offered in accordance with Regulation S under the U.S. Securities Act of 1933 and other “Senior Secured Debt” as defined in the Indenture dated February 10, 2015 between GyM FERROVIAS, as Issuer, and Citibank N.A., as Indenture Trustee.

Soles

Rights over the Concession Agreement entered into by GyM FERROVIAS and the Ministry of Transport and Communication for the operation of the Line 1 Lima Metro.	Trust

•   Agreement: Trust Agreement, dated January 26, 2015, among GyM FERROVIAS and CONCAR S.A., as grantors, and Citibank del Perú S.A., as Trustee, as amended.

•   Secured obligations: Payment of principal, interest, among other concepts, on the Series A Senior Secured VAC-Indexed Notes due 2039 issued by GyM FERROVIAS, which were offered in accordance with Regulation S under the U.S. Securities Act of 1933 and other “Senior Secured Debt” as defined in the Indenture dated February 10, 2015 between GyM FERROVIAS, as Issuer, and Citibank N.A., as Indenture Trustee.

Soles

Property	Type of Lien	Indebtedness Secured by Lien	Currency
11,500,000 Class B Shares and 11,500,000, Class C Shares owned by the Borrower in Concesionaria La Chira S.A.	Pledge

•   Agreement: Share Pledge Agreement, dated February 12, 2012, among the Borrower and Acciona Agua S.A., as grantors, and the Trust “La Chira”, as Allowed Creditor with the participation of Concesionaria La Chira S.A.

•   Secured Obligations: Maintaining in full force and effect the irrevocable power granted by Concesionaria la Chira S.A. to Continental Sociedad Titulizadora S.A., until the total amount of the RPICAOs issued in the financing of “La Chira Project” (Construction of a waste water treatment plant) have been fully paid.

Soles

98.24% over the issued and outstanding Capital Stock of GyM S.A. owned by the Borrower, And 99.9983% over the issued and outstanding Capital Stock of CONCAR S.A. owned by the Borrower.	Pledge

•   Agreement: Share Pledge Agreement, dated December 10, 2015, among the Borrower, GyM S.A., CONCAR S.A. and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

•   Secured Obligations: the CS Facility.

Dollars

Corporate Buildings of the Borrower located at:

(i) Surquillo: Public Entry No. 41776862 of the Real Estate Registry of the Public Registry of Lima; and

(ii)  Miraflores: Public Entry No. 13334259 of the Real Estate Registry of the Public Registry of Lima.

	Mortgage	• Agreement: Mortgage Agreement, dated December 10, 2015, among the Borrower and Credit Suisse AG, Cayman Islands Branch, as administrative agent. • Secured Obligations: the CS Facility.	Dollars

Property	Type of Lien	Indebtedness Secured by Lien	Currency
50.45% over the issued and outstanding Capital Stock of ALMONTE Shares owned by Viva GyM S.A.	Trust

•   Agreement: Trust Agreement, dated March 11, 2016, among VIVA GyM S.A., La Fiduciaria S.A. and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

•   Secured Obligations: the CS Facility.

Dollars

73.16% over the issued and outstanding Capital Stock of CAM Chile owned by the Borrower	Pledge (Chilean law)	• Agreement: Share Pledge Agreement, dated March 31, 2017, among Chubb, CAM Holding SpA. and CAM Chile. • Secured Obligations: the Chubb Facility.	Dollars

Equipment and machines of Stracon GyM S.A.	Pledge

•   Agreement: Asset Pledge Agreement, dated October 3, 2016, as amended, and Asset Pledge Agreement, dated December 7, 2016, as amended, entered into Stracon GyM S.A., GyM, and Scotiabank Peru S.A.A., as lender.

•   Secured Obligations: The middle term local facility granted by Scotibank Perú S.A.A. to GyM, pursuant to the US$40MM and S/117MM Credit Agreement dated July 14, 2015, as amended.

Dollars / Soles

Bank accounts of GyM up to $10,000,000	Attachment (embargo)

•   One of the subcontractors of CCDS, Elecnor, obtained a provisional attachment (embargo fuera de proceso) on the bank accounts of GyM for an amount up to $10,000,000, in order to ensure the result of an arbitration proceeding brought by Elecnor against CCDS in respect of its claims for work performed under its subcontract related to the EPC Agreement. Neither the claims of Elecnor nor the Lien on the bank account described herein affects any of the Collateral.

Dollars

SCHEDULE 1.01-C

INVESTMENTS EXISTING AS OF THE EFFECTIVE DATE

(a)	The acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person.

•	Participation in Graña y Montero Group companies

1.	The Borrower is owner of 254,014,357 shares of GyM S.A., which represent a participation of 98.2373% of its total capital stock.

2.	The Borrower is owner of 7,610,162 shares of GMI S.A., which represent a participation of 89.410% of its total capital stock.

3.	The Borrower is owner of 11,500,000 class B and 11,500,000 class C shares of Concesionaria La Chira S.A., which jointly represent a participation of 50% of its total capital stock.

4.	The Borrower is owner of 2,529,488 shares of Concesión Canchaque S.A.C., which represents a participation of 99.96% of its total capital stock.

5.	Concar S.A. is owner of 1,012 shares of Concesión Canchaque S.A.C., which represents a participation of 0.04% of its total capital stock.

6.	The Borrower is owner of 96,141,984 shares of GMP S.A., which represents a participation of 95% of its total capital stock.

7.	The Borrower is owner of 25,026,250 class A and 50,052,500 class B shares of GyM Ferrovías S.A., which jointly represent a participation of 75% of its total capital stock.

8.	The Borrower is owner of 10,034,813 class A and 26,906,532 class B shares of Norvial S.A., which jointly represent a participation of 67% of its total capital stock.

9.	The Borrower is owner of 9,240,000 class A and 17,158,680 class B shares of Survial S.A., which jointly represent a participation of 99.995% of its total capital stock.

10.	The Borrower is owner of 49,126,731 shares of Concesionaria Via Expresa Sur S.A., which represent a participation of 99.98% of its total capital stock.

11.	GyM S.A. is owner of 5,100 shares of Concesionaria Via Expresa Sur S.A., which represent a participation of 0.02% of its total capital stock.

12.	The Borrower is owner of 1,560,425 shares of Agenera S.A.C., which represent a participation of 99% of its total capital stock.

13.	GyM S.A. is owner of 15,762 shares of Agenera S.A.C., which represent a participation of 1% of its total capital stock.

14.	The Borrower is owner of 185,872 shares of GyM Colombia S.A.S., which represent a participation of 66.20% of its total capital stock.

15.	GyM S.A. is owner of 94,888 shares of GyM Colombia S.A.S., which represent a participation of 33.80% of its total capital stock.

16.	The Borrower is owner of 818,944,048 shares of Negocios de Gas S.A., which represent a participation of 99.99% of its total capital stock.

17.	GyM S.A. is owner of 77,124 shares of Negocios de Gas S.A., which represent a participation of 0.01% of its total capital stock.

18.	The Borrower is owner of 53,218,884 shares of Concesionaria Chavimochic S.A., which represent a participation of 26.50% of its total capital stock.

19.	The Borrower is owner of 154,376,023 shares of Viva GyM S.A., which represent a participation of 63.44% of its total capital stock.

20.	GyM S.A. is owner of 87,854,874 shares of Viva GyM S.A., which represent a participation of 36.10% of its total capital stock.

21.	The Borrower is owner of 1,000 shares of Promotores Asociados de Inmobiliaria S.A., which represent a participation of 100% of its capital stock.

22.	The Borrower is owner of 1,678,493 shares of Generadora Arabesco S.A., which represent a participation of 99% of its total capital stock.

23.	GyM S.A. is owner of 16,954 shares of Generadora Arabesco S.A., which represent a participation of 1% of its total capital stock.

24.	The Borrower is owner of 7,989,072 shares of Cam Servicios del Perú S.A., which represent a participation of 73.16% of its capital stock.

25.	The Borrower is owner of 25,810,067 shares of Concar S.A., which represent a participation of 99.9983% of its total capital stock.

26.	GyM S.A. is owner of 428 shares of Concar S.A., which represent a participation of 0.0017% of its total capital stock.

27.	The Borrower is owner of 12,592,561 shares of Promotora Larco Mar S.A., which represent a participation of 46.55% of its total capital stock.

28.	The Borrower is owner of 1,795,550,000 shares of CAM Holding S.p.A., which represent a participation of 100% of its total capital stock.

29.	The Borrower is owner of 759,327 shares of Recaudo Lima S.A., which represent a participation of 96.76% of its total capital stock.

30.	The Borrower is owner of 304,500 shares of Adexus S.A., which represent a participation of 91.03% of its total capital stock.

31.	The Borrower is owner of 9,550 shares of Billetera Electrónica de Transporte Lima S.A.C., which represent a participation of 95.50% of its total capital stock.

32.	GyM S.A. is owner of 68,449,898 shares of STRACON GyM S.A., which represent a participation of 87.5918% of its total capital stock.

33.	GyM S.A. is owner of 2,618,290 shares of Morelco S.A.S., which represent a participation of 70% of its total capital stock.

34.	STRACON GyM S.A. is owner of 999 shares of STRACON GyM International S.A.C., which represent a participation of 99.99% of its total capital stock.

35.	GyM S.A. is owner of 1 share of STRACON GyM International S.A.C., which represent a participation of 0.01% of its total capital stock.

36.	STRACON GyM S.A. is owner of 1,000 shares of STRACON GyM Chile S.p.A., which represent a participation of 100% of its total capital stock.

37.	STRACON GyM S.A. is owner of 4,999 shares of STRACON GyM Mexico S.A. de C.V., which represent a participation of 99.98% of its total capital stock.

38.	STRACON GyM International S.A.C. is owner of 1 share of STRACON GyM Mexico S.A. de C.V., which represent a participation of 0.02% of its total capital stock.

39.	STRACON GyM International S.A.C. is owner of 50,000 shares of GDI STRACON GyM S.A. de C.V., which represent a participation of 50% of its total capital stock.

40.	The Borrower is owner of 1 share of GyM Operaciones Internacionales S.A.C., which represent a participation of 0.01% of its total capital stock.

41.	GyM S.A. is owner of 2,828,999 shares of GyM Operaciones Internacionales S.A.C., which represent a participation of 99.99% of its total capital stock.

42.	GMI S.A. Ingenieros Consultores is owner of 4,684,986 shares of Ecotec S.A.C., which represent a participation of 99.99% of its total capital stock.

43.	GyM Chile S.p.A. is owner of 111,558,091 shares of Vial y Vives – DSD S.A., which represent a participation of 94.4901% of its total capital stock.

44.	Inversiones y Construcciones GYM Ltda is owner of 1 share of Vial y Vives – DSD S.A., which represent a participation of 0.0000008% of its total capital stock.

45.	The Borrower is owner of 1 share of Graña y Montero Construcciones y Montajes S.A., which represent a participation of 0.145% of its total capital stock.

46.	GyM S.A. is owner of 694 shares of Graña y Montero Construcciones y Montajes S.A., which represent a participation of 99.712% of its total capital stock.

47.	Vial y Vives – DSD S.A. is owner of 1 share of Graña y Montero Construcciones y Montajes S.A., which represent a participation of 0.145% of its total capital stock.

48.	Inversiones y Construcciones GYM Ltda is owner of 7 shares of CAM Perú S.A., which represent a participation of 0.01% of its total capital stock.

49.	GyM S.A. is owner of 51,334,322 shares of CAM Perú S.A., which represent a participation of 99.99% of its total capital stock.

50.	GyM Chile S.p.A. has a participation of 99.95% in Inversiones y Construcciones GYM Ltda.

51.	CAM Holding S.p.A. has a participation of 0.05% in Inversiones y Construcciones GYM Ltda.

52.	The Borrower is owner of 1,096 shares of GyM Servicios Mineros S.A., which represent a participation of 0.30% of its total capital stock.

53.	GyM S.A. is owner of 368,904 shares of GyM Servicios Mineros S.A., which represent a participation of 99.70% of its total capital stock.

54.	GyM S.A. is owner of 540,246 shares of Servisel S.A., which represent a participation of 99.99% of its total capital stock.

55.	GyM S.A. is owner of 812,834 shares of GyM Chile S.p.A., which represent a participation of 100% of its total capital stock.

56.	GyM S.A. is owner of 850,800 shares of Perú Pipeline Spools S.A.C., which represent a participation of 33.33% of its total capital stock.

57.	Graña y Montero Petrolera S.A. is owner of 1,449,000 shares of TGNCA S.A.C., which represent a participation of 99.33% of its total capital stock.

58.	Graña y Montero Petrolera S.A. is owner of 35,602 shares of Oiltanking Andina Servicios S.A.C., which represent a participation of 49.997% of its total capital stock.

59.	Graña y Montero Petrolera S.A. is owner of 1 share of Poliductos del Perú S.A.C., which represent a participation of 0.01% of its total capital stock.

60.	Agenera S.A.C. is owner of 9,999 shares of Generación Eléctrica del Centro S.A.C., which represent a participation of 99.99% of its capital stock.

61.	Negocios de Gas S.A. is owner of 220,212,052 shares of Gasoducto Sur Peruano S.A., which represent a participation of 21% of its capital stock.

62.	Agenera S.A.C. is owner of 700,500 shares of Generación Eléctrica del Norte S.A.C., which represent a participation of 89.25% of its capital stock.

63.	Viva GyM S.A. is owner of 250,000 shares of GMVBS S.A., which represent a participation of 50% of its capital stock.

64.	Viva GyM S.A. is owner of 2,610,520 shares of Proyectos Inmobiliarios Consultores S.A., which represent a participation of 92.42% of its capital stock.

65.	Viva GyM S.A. is owner of 22,883,671 shares of Inmobiliaria Almonte S.A.C., which represent a participation of 50.45% of its capital stock.

66.	Viva GyM S.A. is owner of 999 shares of Las Lomas S.A.C., which represent a participation of 99.99% of its capital stock.

67.	Viva GyM S.A. is owner of 999 shares of Inmobiliaria Los Juncos, which represent a participation of 99.99% of its capital stock.

68.	The Borrower is owner of 1 share of Inmobiliaria Los Juncos, which represent a participation of 0.01% of its capital stock.

69.	CAM Chile S.A. is owner of 5,697,499 shares of CAM Colombia Multiservicios S.A.S., which represent a participation of 99.99% of its capital stock.

70.	Inversiones y Construcción GyM Ltda is owner of 1 share of CAM Colombia Multiservicios S.A.S., which represent a participation of 0.01% of its capital stock.

71.	CAM Holding S.p.A. is owner of 1,881,693 shares of CAM Chile S.A., which represent a participation of 73.16% of its capital stock.

72.	CAM Holding S.p.A. has a participation of 99.89% in CAM Servicios de Telecomunicaciones Ltda.

73.	Inversiones y Construcciones GYM Ltda. has a participation of 0.11% in CAM Servicios de Telecomunicaciones Ltda.

74.	Adexus S.A. is owner of 15,276,455 shares of Adexus Perú S.A., which represent a participation of 99.99% of its capital stock.

•	Others

1.	Stracon GyM S.A. is owner of 7,139,360 shares of Red Eagle Mining Corporation, which represent a participation of 2.96% of its capital stock.

2.	The Borrower entered into a Sponsor Support Agreement dated as of June 18, 2015, in order to guarantee cost overruns and additional costs incurred as a change in law affecting the bridges of the Norvial Project, for an amount of S/.38,725,549.46

3.	Additionally to the put option mentioned in literal (k) (i) of the “Permitted Indebtedness” definition of the Credit Agreement, GyM S.A. is subject to a put option in order to acquire from the minoritary shareholders of Morelco S.A.S. up to 654,648 shares for a total amount of USD$ 21,197,512.23.

4.	Additionally to the put option mentioned in literal (k) (ii) of the “Permitted Indebtedness” definition of the Credit Agreement, GyM Chile S.p.A. is subject to a put option in order to acquire from the minoritary shareholders of Vial y Vives-DSD S.A. up to 6,510,298 shares for a total amount of USD$ 3,391,978.

(b)	The making of any deposit with, or advance, loan or other extension of credit to such Person (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with IFRS).

1.	Short term loan agreements entered into by and between Graña y Montero Petrolera S.A. as lender and TGNCA S.A.C. as borrower, according the following detail:

Principal (S/.)	Principal (USD$)	Initial Date	Maturity Date
530,000.00		06/05/2016	01/05/2017
	150,000.00	16/06/2016	11/06/2017
	230,000.00	20/09/2016	15/09/2017
	200,000.00	16/02/2017	30/06/2017
	1,502,000.00	20/02/2017	30/06/2017

Principal (S/.)	Principal (USD$)	Initial Date	Maturity Date
	100,000.00	26/02/2017	30/06/2017
	65,000.00	28/02/2017	30/06/2017
	75,000.00	28/02/2017	30/06/2017
	135,000.00	28/02/2017	30/06/2017
	295,694.06	28/02/2017	30/06/2017
	121,000.00	20/03/2017	30/06/2017
	297,000.00	16/04/2017	15/07/2017
	38,000.00	21/04/2017	20/07/2017
31,000.00		25/04/2017	24/07/2017

2.	Loan Agreement, dated as of December 01, 2011, entered into by and between the Borrower as lender and GyM Ferrovías S.A. as borrower, for a credit line up to S/. 650’000,000.00.

The outstanding amount of the loan as of April 30th 2017 is: S/.64,809,015.21.

3.	Loan agreements entered into by and between CAM Chile S.A. as lender and CAM Colombia Multiservicios S.A.S. as borrower, according the following detail as of April 30th 2017:

Principal (USD$)	Initial Date	Maturity Date
2,177,653.00	29/02/2016	15/09/2017
1,184,031.00	29/04/2016	15/09/2017
461,156.00	20/02/2017	28/02/2018
569,113.00	01/12/2016	30/06/2018
911,782.00	29/11/2016	29/05/2018
174,200.00	01/03/2017	01/03/2018
450,256.00	28/02/2017	28/02/2018
502,475.00	17/02/2017	17/02/2018
700,274.00	27/04/2017	27/05/2018

4.	Loan agreements entered into by and between CAM Chile S.A. as lender and CAM Servicios de Telecomunicaciones Ltda. as borrower, according the following detail as of April 30th 2017:

Principal (CLP)	Initial Date	Maturity Date
2,607,241	31/12/2015	10/12/2018
1,541,224	01/01/2016	10/12/2018
1,485,022	02/01/2016	31/12/2020

5.	Loan Agreement, dated as of February 27th 2017, entered into by and between Stracon GyM International S.A.C. – Sucursal Colombia as lender and GyM S.A. as borrower, for a credit line up to USD$ 372,217.

The outstanding amount of the loan as of the date hereof is: USD$ 372,217.

6.	Loan Agreement, dated as of March 10th 2017, entered into by and between Stracon GyM S.A. as lender and GyM S.A. as borrower, for a credit line up to USD$ 3,000,000.

The outstanding amount of the loan as of the date hereof is: USD$ 2,000,000.

7.	Loan Agreement, dated as of December 20th 2016, entered into by and between Concesionaria La Chira S.A. as lender and The Borrower as borrower, for a credit line up to S/. 7,764,908.72.

The outstanding amount of the loan as of the date hereof is: S/. 7,764,908.72.

8.	Credit facility granted by GyM S.A. (lender) to GMI S.A. (borrower), for a total amount of S/. 234,772. The outstanding amount of the facility as of the date hereof is: S/. 234,772.

9.	Credit facility granted by GyM S.A. (lender) to GMI S.A. (borrower), for a total amount of USD$ 82,537. The outstanding amount of the facility as of the date hereof is: USD$ 82,537.

10.	Credit facility granted by GyM S.A. (lender) to Graña y Montero Construcciones y Montajes S.A. (borrower), for a total amount of USD$ 18,632,923. The outstanding amount of the facility as of the date hereof is: USD$ 18,632,923.

11.	Credit facility granted by GyM S.A. (lender) to the Borrower (borrower), for a total amount of S/. 11,000,000. The outstanding amount of the facility as of the date hereof is: S/. 11,000,000.

12.	Credit facility granted by GyM S.A. (lender) to the Borrower (borrower), for a total amount of USD$ 4,744,560. The outstanding amount of the facility as of the date hereof is: USD$ 4,744,560.

13.	Credit facility granted by GyM S.A. (lender) to GyM Chile S.p.A. (borrower), for a total amount of USD$ 52,065,000. The outstanding amount of the facility as of the date hereof is: USD$ 52,065,000.

14.	Credit facility granted by GyM S.A. (lender) to Viva GyM S.A. (borrower), for a total amount of S/. 29,459,864. The outstanding amount of the facility as of the date hereof is: S/. 29,459,864.

15.	Credit facility granted by GyM S.A. (lender) to Viva GyM S.A. (borrower), for a total amount of USD$ 424,070. The outstanding amount of the facility as of the date hereof is: USD$ 424,070.

16.	Loan Agreement, dated as of September 8th 2016, entered into by and between Survial S.A. as lender and The Borrower as borrower, for a credit line up to S/. 7,500,000.

The outstanding amount of the loan as of the date hereof is: S/. 7,500,000.

17.	Loan Agreement, dated as of December 16th 2015, entered into by and between Survial S.A. as lender and The Borrower as borrower, for a credit line up to USD$ 1,500,000.

The outstanding amount of the loan as of the date hereof is: USD$ 1,500,000.

18.	Loan Agreement, dated as of December 15th 2016, entered into by and between Survial S.A. as lender and The Borrower as borrower, for a credit line up to USD$ 4,000,000.

The outstanding amount of the loan as of the date hereof is: USD$ 2,000,000.

19.	Loan Agreement, dated as of February 22th 2011, entered into by and between The Borrower as lender and CAM Holding S.p.A. as borrower, for a credit line up to USD$ 11,400,000.

The outstanding amount of the loan as of the date hereof is: USD$ 6,952,387.41.

20.	Loan Agreement, dated as of March 18th 2016, entered into by and between The Borrower as lender and Adexus S.A. as borrower, for a credit line up to USD$ 3,000,000.

The outstanding amount of the loan as of the date hereof is: USD$ 1,834,992.19.

21.	Loan Agreement, dated as of August 11th 2016, entered into by and between The Borrower as lender and Adexus S.A. as borrower, for a credit line up to USD$ 200,000.

The outstanding amount of the loan as of the date hereof is: USD$ 200,000.

22.	Loan Agreement, dated as of May 4th 2016, entered into by and between The Borrower as lender and Adexus S.A. as borrower, for a credit line up to USD$ 1,300,000.

The outstanding amount of the loan as of the date hereof is: USD$ 1,300,000.

23.	Loan Agreement, dated as of April 20th 2017, entered into by and between Viva GyM S.A. as lender and The Borrower as borrower, for a credit line up to S/. 13,500,000.

The outstanding amount of the loan as of the date hereof is: S/. 13,500,000.

24.	Loan Agreement, dated as of April 7th 2017, entered into by and between Viva GyM S.A. as lender and The Borrower as borrower, for a credit line up to USD$ 4,813,956.00.

The outstanding amount of the loan as of the date hereof is: USD$ 4,813,956.00.

25.	Loan Agreement, dated as of May 12th 2017, entered into by and between Viva GyM S.A. as lender and The Borrower as borrower, for a credit line up to USD$ 9,389,645.65.

The outstanding amount of the loan as of the date hereof is: USD$ 9,389,645.65.

SCHEDULE 1.01-D

INDEBTEDNESS EXISTING AS OF THE EFFECTIVE DATE

Lender	Debtor	Type of Financing	Total Amount	Outstanding amount as of Closing Date	Currency	Execution Date	Date of Final Repayment
Bondholders (represented by Scotiabank Peru)	Norvial	Bonds	S/ 365’000,000	S/349,939,326	Soles	July, 2015	January, 2027
Bondholders (represented by Citibank N.A.)	GyM FERROVIAS	Bonds	S/.629,000,000.00	S/587,818,632.21	Soles	February, 2015	November, 2039

•	Parent Guarantee granted from the Borrower to Alstom Transporte, S.A., Sociedad Unipersonal (“Alstom”), incorporated in the public deed dated as of July 21st, 2016, by which the Borrower guaranteed to Alstom the (i) outstanding obligations of GyM FERROVIAS under the purchase and commissioning documents of the expansion of the Lima Metro; and (ii) reimbursement of the amount of the performance bonds issued by Alstom in the event these are executed by a financial entity or the grantor due to a cause different from Alstom liability.

•	GyM is negotiating with certain subcontractors of CCDS in respect of their claims for work performed under the subcontracts related to the EPC Agreement. The total amount of claims overdue is less than $27.5 million, of which GyM would be liable for 29% (approximately $8 million). In connection with its claim (which is not overdue), one of the subcontractors, Elecnor, has obtained an attachment (embargo fuera de proceso) on the bank accounts of GyM as described in Schedule 1.02-B. Neither the claims of the subcontractors nor the Lien on the bank accounts described above affects any of the Collateral.

SCHEDULE 4.06-A

MATERIAL LITIGATION

1.	Viva GyM S.A. – Petition for nullification (Nulidad)

Defendant	Viva GyM S.A.

Plaintiff	Aero Club del Perú

Type	Civil lawsuit (Demanda Civil)

Description	Aero Club del Perú seeks to nullify the sale and purchase contract titled “Sale and Purchase of Real Property for the Development of Real Estate Project with a Promise of Investment (Compraventa de Bienes Inmuebles para el Desarrollo de Bienes Inmobiliario con Compromiso de Inversión),” entered into among ProInversión, the Superintendency of National Goods (la Superintendencia de Bienes Nacionales) and “Consorcio DHMONT & CG M SAC,” and to nullify the public deed formalizing such contract, dated May 11, 2010, signed by the defendant and the notary public Manuel Reátegui Tomatis.

Probability of losing the case	Remote

2.	Viva GyM S.A. – Petition for nullification (Nulidad)

Defendant	Viva GyM S.A.

Plaintiff	Carlos Prado Flores

Type	Civil lawsuit (Demanda Civil)

Description	Carlos Prado Flores seeks to nullify the sale and purchase contract titled “Sale and Purchase of Real Property for the Development of Real Estate Project with a Promise of Investment (Compraventa de Bienes Inmuebles para el Desarrollo de Bienes Inmobiliario con Compromiso de Inversión),” entered into among ProInversión, the Superintendency of National Goods (la Superintendencia de Bienes Nacionales) and “Consorcio DHMONT & CG M SAC,” and nullify the public deed formalizing such contract, dated May 11, 2010, signed by the defendant and the notary public Manuel Reátegui Tomatis.

Probability of losing the case	Remote

3.	Graña y Montero S.A.A. – Arbitration proceeding, petition for unenforceability (Inoponibilidad)

Defendants	Grañay Montero S.A.A.; Manuel Fernandez, former general manager of Adexus S.A.; Jaime Dasso Botto, Klaus Winkler Speringer and Juan Antonio Rodríguez Canales, directors of Adexus S.A.

Petitioners	Sistemas y Redes Ltda. and Asesorias e Inversiones Busso Ltda.

Type	Arbitration

Description	Sistemas y Redes Ltda. and Asesorias e Inversiones Busso Ltda., both owned by Carlos Busso Vyhmeister, seek unenforceability (inoponibilidad) of certain corporate acts of Adexus S.A. and its shareholder G&M. The petitioners claim that certain acts of Adexus S.A. in connection with an option contract for the purchase of shares of Adexus S.A. by G&M are unenforceable as they violate Corporation Law No. 18,046 (Ley N°18.046 sobre Sociedades Anónimas) of Chile.

Probability of losing the case	Remote

4.	Graña y Montero S.A.A. – Arbitration proceeding, petition for nullification (Nulidad)

Defendants	Grañay Montero S.A.A.; GMD S.A.; Adexus S.A.

Petitioners	Sistemas y Redes Ltda., Asesorias e Inversiones Busso Ltda. and Carlos Busso Vyhmeister

Type	Arbitration

Description	The petitioners seek to nullify the “Investment and Partnership Agreement (Acuerdo de Inversión y Asociación)” in respect of Adexus, dated June 25, 2015, entered into between the Petitioners on the one hand and the Defendants on the other hand, and seek indemnification for the alleged damages and prejudice resulting from the nullification.

Probability of losing the case	Remote

5.	Graña y Montero S.A.A. – Arbitration proceeding, petition for nullification (Nulidad)

Defendant	Grañay Montero S.A.A.

Petitioners	Sistemas y Redes Ltda. and Asesorias e Inversiones Busso Ltda.

Type	Arbitration

Description	The petitioners seek to nullify the “Shareholders’ Agreement (Pacto de Accionistas)” of Adexus, dated August 4, 2015, and seek indemnification for the alleged damages and prejudice resulting from the nullification. Alternatively, the petitioners seek indemnification for the damages and prejudice arising from the alleged breach of the Shareholder’s Agreement.

Probability of losing the case	Remote

6.	Graña y Montero S.A.A. – Criminal complaint (Querella criminal)

Accused	Grañay Montero S.A.A. and “all who turn out to be responsible (todos quienes resulten responasbles)”

Accuser	Carlos Busso Vyhmeister

Type	Criminal complaint (querella criminal)

Description	Carlos Busso Vyhmeister filed a criminal complaint on October 27, 2016, accusing G&M and “all who turn out to be responsible” for committing fraud in its acquisition of controlling shares in Adexus S.A.

Probability of losing the case	Remote

SCHEDULE 4.06-B

ENVIRONMENTAL MATTERS

None.

SCHEDULE 4.09

LABOR MATTERS

Collective bargaining agreement between CAM Servicios de Telecomunicaciones Limitada (formerly “COASIN”) and Sindicato Interempresas Nacional de Telecomunicaciones (SINATE) (currently under negotiation).

SCHEDULE 4.11

COMPLIANCE WITH LAWS AND CONTRACTUAL OBLIGATIONS

The Borrower and each of its Subsidiaries are in compliance in all material respects with all Applicable Law applicable to it or its Property and all Contractual Obligation binding upon it and its Property, except with regard to the credit agreement (the “CS Credit Agreement”), dated December 10, 2015, entered into among the Borrower, Credit Suisse AG, Cayman Islands Branch as Administrative Agent and the lenders thereto. The Borrower’s non-compliance with the CS Credit Agreement is set forth below:

1.	Non-compliance with the covenant to maintain the following financial ratios from December 2016 to March 2017:

1.	Consolidated EBITDA to Consolidated Interest Expense Ratio;

2.	Consolidated Leverage Ratio; and

3.	Debt Service Coverage Ratio

2.	Non-compliance with the requirement to prepay all loans then outstanding under the CS Credit Agreement upon termination of the Concession Agreement.

3.	Failure to provide the audited financial statements for the year ended December 31, 2016 on the date required under the CS Credit Agreement.

4.	Non-compliance with the cap on the amount of the G&M Guaranty due to the Borrower’s increased shareholding in GSP.

5.	Execution of the Chubb Facility and this Agreement and security documents related thereto.

6.	Late delivery of the notice of and late prepayment of the loans under the CS Credit Agreement with regard to the disposition of CSM, COGA, Tecgas, Prinsur and GMD.

SCHEDULE 6.03

FUNDAMENTAL CHANGES

•	Corporate spin-off process of ALMONTE by which the land identified in Public Entry No. 12576152 of the Real Estate Registry of the Public Registry of Lima, currently owned by ALMONTE, will be transferred to a specific purpose vehicle, which capital stock will have the same shareholders distribution as the one currently existing in ALMONTE.

•	Corporate transformation of CAM Chile S.A. (company incorporated under Chilean laws) from a Sociedad Anonima or S.A. into a Sociedad por Acciones or SpA. For this purpose, the Borrower and El Condor Combustible S.A. (“ECC”) are currently reviewing the amendments to be incorporated in CAM Chile S.A. bylaws as well as in the corresponding Shareholders Agreement, which regulates the relation between the Borrower and ECC in CAM Chile S.A. The aforesaid amendments basically seek to incorporate in the new bylaws the agreed regulation already set forth in the current Shareholders Agreement of CAM Chile S.A. (mainly referred to (i) appointment of board members, (ii) restricted corporate agreements, (iii) distribution of dividends, (iv) among others).

SCHEDULE 7.01(w)

TERMS OF CS FACILITY WAIVER AND AMENDMENTS

Facility:	Term Loan

Borrower:	Graña y Montero S.A.A. (“G&M”)

Tenor:	5 years (as per the existing Credit Agreement)

Lenders:	Credit Suisse, BCP, CAT Financial, Cofide, BD Capital, Inteligo SAB, Banco Occidente, ICBC (the “CS Lenders”)

Currency:	US Dollars

Amortization:	Quarterly installments starting June 2017

Interest Rate:	3M Libor + 4.90%: The CS Facility includes a Most Favored Nation in respect of the BL Facility

Interest Period:	Quarterly

Fees (as applicable):	Waiver Fee of 1.50% on the outstanding amount of the CS Facility

Mandatory Prepayment:

The Borrower will apply the net proceeds received from the following concepts for the prepayment of the CS Facility:

(1) 50% of net proceeds from asset sales of the Proceeds Collateral

(2) 100% of net proceeds from the sale of Almonte or of any other asset that constitutes collateral under the CS Facility.

(3) 100% of any proceeds received by G&M as equity investor in GSP in Net Asset Value (Valor Contable Neto del Activo – “VCN”), as well any balance of G&M receivables from GSP in the VCN that correspond to the Guaranty and the Performance Bond only after the BL Facility has been completely repaid.

Mandatory prepayments shall be made at par without any premium, penalty or make-whole (except for any break funding costs). The amortization schedule to remain unadjusted, but any prepayment shall be applied in direct order of maturity until it covers the scheduled amortizations of June 2017, September 2017, December 2017, March 2018 and June 2018 (~US$45.5MM). Once that amount is prepaid, any mandatory prepayment under the CS Facility would revert to being applied ratably to all unpaid installments of the Loan.

Collateral:

The collateral package in favor of the CS Facility will consist of:

(1) First priority lien (trust) exclusively in favor the CS Lenders of (the “Existing CS Collateral”):

(a) GyM S.A. – 98.24% shares of the capital stock owned by G&M. GyM S.A. is the construction company of the Graña y Montero Group[1].

[1]	Currently there is a pledge (“garantía mobiliaria”) granted over these shares in favor of CS. This pledge will be kept in place as per CS requirement and, in addition, the shares are going to be transferred into a trust.

(b) Concar S.A. - 99.9983% shares of the capital stock owned by G&M. Concar is a Peruvian company provider of operation and maintenance services of infrastructure assets[2].

(c) Inmobiliaria Almonte S.A. - 50.45% of the shares representing the capital stock of this Peruvian company which is the owner of pieces of land located in Lima.

(d) Corporate Buildings - Two buildings owned by G&M and located in the districts of Surquillo and Miraflores in Lima[3].

(2) First priority lien and administrative trust in favor of the CS Lenders, BL Lenders and Chubb (any proceeds of which shall be allocated 50% to the CS Lenders, 25% to the BL Lenders, and 25% to Chubb) over the proceeds from the sales of the following assets (such proceeds, together with the Pledged Shares, the “Proceeds Collateral”):

(a) 89.19% of the shares representing the capital stock of GMD S.A.;

(b) 73.16% of the shares representing the capital stock of CAM Chile S.A. (Chilean company that provides specialized electrical services in Chile, Brazil, Colombia and Perú);

(c) 67.0% of the shares representing the capital stock of Norvial S.A. (concessionaire of the Red Vial 5 highway in Peru);

(d) 75.0% of the shares representing the capital stock of GyM Ferrovías S.A. (concessionaire of Line 1 of the Lima Metro); and

(e) 73.16% of the shares representing the capital stock of CAM Servicios del Perú S.A.

(f) 91.03% of the shares representing the capital stock of Adexus S.A.

*The shares of Norvial S.A. and GyM Ferrovías S.A. have not been pledged because they are already pledged to the lenders of their respective project finance facilities. However, G&M will grant a first priority lien in favor of the CS Lenders and BL Lenders over the proceeds of the sales of these assets per item (2) below.

[2]	Currently there is a pledge (“garantía mobiliaria”) granted over these shares in favor of CS. This pledge will be kept in place as per CS requirement and, in addition, the shares are going to be transferred into a trust.
[3]	Currently there is a mortgage granted over these buildings in favor of CS. This mortgage will be kept in place as per CS requirement and, in addition, the buildings are going to be transferred into a trust.

(3) Second priority lien (pledge under Chilean law) in favor of the CS Lenders and BL Lenders (any proceeds of which shall be allocated pro rata to the CS Lenders and BL Lenders in accordance with their exposure) over the following collateral on which the Chubb Loan will have a first priority lien:

(a) CAM Chile S.A. - 73.16% of the shares representing the capital stock.

This second priority lien described in (3) will give the CS Lenders and BL Lenders the right to collect any proceeds remaining following enforcement by Chubb of this collateral and repayment of the Chubb Loan in full, but it will not allow the CS Lenders nor the BL Lenders to enforce this second lien collateral.

(4) Second priority lien (trust) in favor of the CS Lenders and BL Lenders (any proceeds of which shall be allocated pro rata to the CS Lenders and BL Lenders in accordance with their exposure) over the following collateral on which the Chubb Loan will have a first priority lien:

(a) CAM Servicios del Perú S.A. - 73.16% of the shares representing the capital stock.

This second priority lien described in (4) will give the CS Lenders and BL Lenders the right to collect any proceeds remaining following enforcement by Chubb of this collateral and repayment of the Chubb Loan in full, but it will not allow the CS Lenders nor the BL Lenders to enforce this second lien collateral.

Events of Default:

In addition to those already considered in the CS Facility:

(1) If the lien over the Proceeds Collateral has not been executed and filed with the corresponding public registry within 60 days following closing date.

(2) If the second lien over the CAM Chile shares has not been executed and filed with the corresponding public registry within 45 days following closing date.

(3) If the second lien over the shares in CAM Servicios del Peru S.A. has not been executed and filed with the corresponding public registry within 60 days following closing date.

(4) If 40.0% of the CS Facility has not been repaid by May 2018.

(5) If 70.0% of the CS Facility has not been repaid by May 2019.

Distribution Block:	G&M dividend block while the CS Facility is outstanding.

Waivers:	All outstanding Events of Default

EXHIBIT 1.01-A

FORM OF ASSIGNMENT AND ASSUMPTION

1. This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

2. For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

•

•	[Assignor [is] [is not] a [Defaulting Lender]

2.	Assignee[s]: [5]

3.	Borrower: Graña y Montero S.A.A., a Peruvian sociedad anónima abierta.

4.	Administrative Agent: Natixis, New York Branch, as the administrative agent under the Loan Agreement.

5.	Loan Agreement: Loan Agreement, dated as of [ ], 2017, among the Borrower, the Lenders from time to time party thereto, and Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Loans for all Lenders[8]	Percentage Assigned of Loans[9]
		U.S.$	%
		U.S.$	%
		U.S.$	%

7.	[Trade Date: ][10]

Assignment Effective Date:                             , 20             [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List full legal name and notice address for each Assignee.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee and, if available, its market entity identifier, as appropriate.
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

Accepted:

NATIXIS, NEW YORK

BRANCH, as Administrative

Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to: ]13

GRAÑA Y MONTERO S.A.A.

By:
Name:
Title:

By:
Name:
Title:

[13]	To be added only if the consent of the Borrower is required under Section 9.05(b) of the Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 9.05 of the Loan Agreement (subject to such consents, if any, as may be required under Section 9.05 of the Loan Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of laws principles thereof, other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

EXHIBIT 1.01-B

FORM OF PROMISSORY NOTE

INCOMPLETE PROMISSORY NOTE

FOR: _______________________

MATURITY DATE: _______________________

We, Graña y Montero S.A.A. (the “Debtor”), a corporation duly established and existing in accordance with the laws of the Republic of Peru, identified with Taxpayer ID Number (RUC) [•], with legal address for the purposes hereof at [•], acting by and through [•], holder of [•]; and [•], holder of [•], as per powers registered in Electronic Filing Card No. [•] of the Registry of Companies of the Public Records Office in and for [•], by virtue of the present promissory note (the “Promissory Note”), issued in accordance with Section 10 of the Securities Act passed by virtue of Law 27287 (the “Securities Act”), owe and undertake to pay unconditionally on the maturity date established in this Promissory Note, with immediately available funds in the same foreign currency (as permitted by Section 50.1 of the Securities Act) to the order and availability of [•] (the “Creditor”), or to whomever this Promissory Note may have been transferred, against presentation of the original copy of this Promissory Note, duly completed, in the form of a deposit in the bank account designated by the Creditor and/or through the charging of the corresponding amounts to any of the bank accounts held by the Debtor in the Creditor, for which purpose the Debtor expressly instructs the Creditor to perform said charge against those flows available in said accounts, for the sum of US$                                          (                                         and             /100 United States Dollars), plus the applicable compensatory and default interest, and any other amount owed in accordance with this Promissory Note.

The aforementioned sum is owed by us, without any right to any claim of any kind. For the faithful and exact compliance herewith, we pledge all our assets, present and future, as provided by law, in favor of the Creditor in light of the obligations assumed by virtue of the Loan Agreement (the “Loan Agreement”) entered into on [•] by and between the Debtor Natixis, New York Branch, as administrative agent, to the benefit of the Creditor and the other lending banks under the aforementioned Loan Agreement.

In addition to the aforementioned sum, we unconditionally undertake to pay, as from the maturity date of this Promissory Note and up until the effective date of its payment in full, compensatory interest at the applicable rate established in the Loan Agreement.

In the event that the amount owed under this Promissory Note is not paid on the maturity date, we undertake to pay default interest at the applicable rate established in the Loan Agreement, in addition to the compensatory interest rate, which shall accrue automatically as from the maturity date until its payment in full. We shall likewise assume all reasonable taxes and notary, judicial, and non-judicial expenses that may be incurred by the holder of this Promissory Note, which are documented and requested for collection. The default interest shall apply to any past-due concept that has not been paid, with regard to which there is no prohibition under the applicable laws, and shall accrued automatically and without the need for any notice whatsoever.

The compensatory interest rates and the default interest rate shall be calculated based on a year of three hundred and sixty (360) calendar days.

For all effects that may arise from the issuing of this Promissory Note, the Debtor represents that its usual place of business is located at the address established in the first paragraph hereof.

All those payments made in accordance with this Promissory Note shall be made free of and without the deduction of taxes, present or future, including deductions or withholdings on non-domiciled parties. In the event that, due to the application of the laws in force in the Republic of Peru, we are legally obligated to perform any withholding or deduction, we will pay all additional sums necessary so that the net sum received by the Creditor is equal to that it would have received if such withholdings or deductions had not been made, or we will assume the payment of said taxes and we will pay the applicable sums directly to the Peruvian tax administration when these are enforceable, such that the net sum received by the Creditor is equal to that it would have received if the law had not obligated us to perform such withholdings or deductions.

It is likewise hereby established that the obligations contained in this Promissory Note shall not expire, even when the Creditor has acted to the detriment of this Promissory Note. This provision runs contrary to Section 1233 of the Civil Code.

In application of the provisions established in Section 49 of the Securities Act, the Debtor expressly authorizes the Creditor to extend the maturity date of this Promissory Note, without requiring the express signature of the Debtor. It shall suffice for the extension to be noted in this same document, without the need for the Debtor to once again sign it in order to be considered fully valid.

The amount of this Promissory Note and/or the corresponding compensatory and/or default interest, as well as any other sum owed by virtue of this Promissory Note, shall be paid by the Debtor in the same foreign currency in which the amount represented by this Promissory Note is established.

In accordance with the provisions established in Section 52 of the Securities Act, this Promissory Note does not need to be protested, and can be executed by the sole virtue of having matured and not extended. However, the holder shall have the power to protest it due to lack of payment, should it deem it advisable, in which case we shall assume the expenses for such notarial procedure or the corresponding substitute formality. The protest may be performed via a notice sent to the usual place of business of the Debtor established in this Promissory Note.

This Promissory Note is governed by and subject to the laws of the Republic of Peru.

We expressly submit ourselves to the jurisdiction and competence of the Judges and Courts of the Judicial District of Lima, waiving our right to the jurisdiction of our usual place of business, and establish our usual place of business for the purposes hereof at the address set forth in this Promissory Note.

Lima, [•] [•], 2017

[NAME]
[IDENTITY DOCUMENT]

[NAME]
[IDENTITY DOCUMENT]

In name and on behalf of

Graña y Montero S.A.A. (the “Debtor”)

Tax ID No. (RUC) [•]

Usual Place of Business: [•]. Corporation registered in Electronic Filing Card No. [•] of the Registry of Companies of the Public Records Office in and for [•].

EXHIBIT 1.01-C

FORM OF NOTE COMPLETION AGREEMENT

ACUERDO DE LLENADO DE PAGARÉ INCOMPLETO

By virtue hereof, [•] (the “Creditor”), and Graña y Montero S.A.A. (the “Debtor”), expressly agree that the Creditor shall complete the blank spaces in the incomplete promissory note issued on [•] by the Debtor in favor of the Creditor (the “Promissory Note”), in accordance with the following terms and conditions:

1.	Those capitalized terms contained in this document that are not expressly defined herein shall have the meaning provided in the document entitled “Loan Agreement,” entered into on [•] by and among the Debtor, the Creditor, and the other parties to said agreement (the “Loan Agreement”).

2.	In accordance with the Loan Agreement, the Promissory Note may be completed by the Creditor as per these instructions.

3.	The Debtor expressly and irrevocably authorizes the Creditor, in accordance with Section 10 of the Securities Act—Law 27287, as substituted, to complete the blank spaces in the Promissory Note in the event that the Debtor fails to uphold its payment obligations to the Creditor under the Loan Agreement.

4.	The maturity date of the Promissory Note shall be the date on which the Debtor fails to uphold its payment obligations to the Creditor under the Credit Agreement and the notice referred to in Section 7.02, Point (ii) of the Loan Agreement has been sent (“Maturity Date”).

Once the Creditor determines the Maturity Date in accordance with the provisions established in the preceding paragraph, the Creditor shall proceed to indicate said date in the blank space in the Promissory Note corresponding to the Maturity Date.

5.	The amount of the Promissory Note shall be equivalent to the sum of all the Debtor’s outstanding obligations to the Creditor, as of the Maturity Date, in accordance with the Loan Agreement (the “Amount”).

To determine the Amount, the Creditor shall calculate, as of the Maturity Date, a settlement of all the Debtor’s outstanding obligations to the Creditor under the Loan Agreement, for which purpose the Creditor shall take the following concepts into account, among others: (i) the principal of the loan granted under the Loan Agreement; (ii) any compensatory and default interest that may have accrued under the Loan Agreement; and (iii) the expenses, costs, penalties, and any other payment obligation secured by the Debtor to the Creditor that may have arisen in accordance with the terms and conditions of the Loan Agreement.

Once the Creditor has determined the settlement referred to in the preceding paragraph and calculated the Amount as of the Maturity Date, the Creditor shall proceed to indicate said amount in the blank space in the Promissory Note corresponding to the Amount.

6.	The Promissory Note shall be issued with the “no protest” clause. Without prejudice to the foregoing, the holder may protest it, in which case the Debtor shall assume the expenses for said procedure.

7.	This document is governed by the laws of the Republic of Peru, and is issued in accordance with Section 10 of the Securities Act—Law 27287.

8.	The Creditor shall provide the Debtor with a copy of the signed Promissory Note, and shall place on record the delivery of said copy with a notice of reception.

This document is entered into on this [•] day of [•] 2017.

[•]	[•]
Graña y Montero S.A.A.

EXHIBIT 2.03

FORM OF BORROWING REQUEST

Date:                     , 20             14

To: Natixis, New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of [        ], 2017 (the “Loan Agreement”), among Graña y Montero S.A.A., a Peruvian sociedad anónima abierta (the “Borrower”), the Lenders from time to time party thereto, and Natixis, New York Branch, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

Pursuant to Section 2.03 of the Loan Agreement, the Borrower irrevocably requests that the Lenders make the following Loan to the Borrower in accordance with the applicable terms and conditions of the Loan Agreement on                         , 20             (the “Requested Borrowing Date”):15

1.	Aggregate amount of the Requested Disbursement: $ [16]

2.	Interest Period: from the Requested Borrowing Date until the next Interest Payment Date

3.	Location and number of Borrower’s account:

[insert account details]

Pursuant to Section 3.01(a)(iv) and Section 3.01(g) of the Loan Agreement, the Borrower hereby certifies as of the Requested Borrowing Date that:

a)	After making the Loans requested on the Requested Borrowing Date, the aggregate principal amount of Loans disbursed will not exceed the total Commitments on the Requested Borrowing Date;

b)	The representations and warranties made by the Borrower in the Loan Agreement and each other Loan Document to which it is a party and which will be delivered as of the Requested Borrowing Date are true and correct in all material respects (other than those representations and warranties that are subject to a materiality

[14]	Borrowing Request to be delivered to the Administrative Agent not later than 12:00 noon, New York City time, three (3) Business Days before the Requested Borrowing Date.
[15]	The Requested Borrowing Date shall be a Business Day.
[16]	Insert amount which shall be in an aggregate principal amount equal to the aggregate Commitments of all Lenders.

qualifier, in which case such representations and warranties are true and correct in all respects as written, including the materiality qualifiers) on and as of the Requested Borrowing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifiers) as of such earlier date;

c)	No proceedings for the dissolution or liquidation of the Borrower have occurred and are continuing as of the Requested Borrowing Date;

d)	The Borrower is Solvent as of the Requested Borrowing Date;

e)	Annex 1 attached hereto sets forth as of the Requested Borrowing Date the ownership structure of the Borrower;

f)	As of the Requested Borrowing Date, all necessary governmental and third-party approvals in connection with the Transactions and the execution, delivery and performance of the Loan Agreement and the other Loan Documents, if any are required, have been obtained and remain in full force and effect and any administrative and judicial appeal periods have expired (except where the failure to obtain or maintain in full force and effect, or the pending appeal in respect of such approvals, has not had or would not reasonably be expected to result in a Material Adverse Effect);

g)	No Event of Default has occurred and is continuing as of the Requested Borrowing Date; and

h)	Since December 31, 2106, no event has occurred and is continuing that has had or would reasonably be expected to have a Material Adverse Effect other than the termination of the Concession Agreement.

i)	No material Litigation is pending against the Borrower or with respect to Properties or transactions contemplated by the Loan Documents except the Litigation related to Adexus described on Schedule 4.06A, as of the Requested Borrowing Date.

j)

The Borrower hereby agrees that if the Borrower fails to execute the Loan Agreement on or before June [            ], 2017 and/or fails to satisfy the conditions set forth in Section 3.01 of the Loan Agreement on or prior to such date, for any reason, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event. Such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount not so borrowed, at the Adjusted LIBOR that would have been applicable to such LIBOR Loan, for the Interest Period that would have commenced on the date of such failure for such Loan, over (ii) the amount of interest that would have accrued to such Lender on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the interbank eurodollar market.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Authorized Officer has executed this Borrowing Request as of the date first above written.

GRAÑA Y MONTERO S.A.A.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.08

FORM OF NOTICE OF OPTIONAL PREPAYMENT

Date:                         , 20            17

To: Natixis, New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of [        ], 2017 (the “Loan Agreement”), among Graña y Montero S.A.A., a Peruvian (the “Borrower”), the Lenders from time to time party thereto, and Natixis, New York Branch, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

Pursuant to Section 2.08 of the Loan Agreement, the Borrower will prepay outstanding Loans (including accrued interest thereon to the extent required by Section 2.12 of the Loan Agreement and any amounts payable under Section 2.15 of the Loan Agreement) as follows:

1.	Prepayment Date: , 20

2.	Principal Amount of Prepayment: $ [18]

[The Borrower agrees that this Notice of Optional Prepayment is irrevocable.][This Notice of Optional Prepayment is conditioned upon the effectiveness of other credit facilities and may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the prepayment date specified above) if such condition is not satisfied; provided that in such case the Borrower will pay any amount owing pursuant to Section 2.15 of the Loan Agreement.]

[17]	Notice of Optional Prepayment to be delivered to the Administrative Agent not later than (i) in the case of prepayment of a LIBOR Loan, 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Loan, 12:00 noon, New York City time, on the date of prepayment.
[18]	Any partial prepayment shall be in an aggregate amount not less than $5,000,000, and shall be an integral multiple of $1,000,000.

IN WITNESS WHEREOF, the undersigned Authorized Officer has executed this Notice of Optional Prepayment as of the date first above written.

GRAÑA Y MONTERO S.A.A.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.09

FORM OF NOTICE OF ANTICIPATED MANDATORY PREPAYMENT

Date:                     , 20

To: Natixis, New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of [ ], 2017 (the “Loan Agreement”), among Graña y Montero S.A.A., a Peruvian sociedad anónima abierta (the “Borrower”), the Lenders from time to time party thereto, and Natixis, New York Branch, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

Pursuant to Section 2.09 of the Loan Agreement, the Borrower hereby notifies the Administrative Agent that it is required to prepay the Obligations [in whole][in part] (including accrued interest thereon to the extent required by Section 2.12 of the Loan Agreement and any amounts payable under Section 2.15 of the Loan Agreement) in accordance with Section 2.09(a)-(c) [as a result of receipt by the [Borrower] [the trust under the Proceeds Trust Agreement] of proceeds of any Planned Disposition][as a result of receipt by [the Borrower][the trust under the G&M Collection Rights Trust Agreement] of proceeds in respect of GSP Claims] [as a result of a voluntary prepayment of any loans under the CS Facility or the Chubb Facility]. The Borrower will prepay the Obligations as follows:

1.	Prepayment Date: , 20

2.	Principal Amount of Prepayment: $

[The Borrower agrees that this Notice of Anticipated Mandatory Prepayment is revocable up to the second Business Day preceding the date specified in this notice as the anticipated Prepayment Date at which point this Notice of Anticipated Mandatory Prepayment will become irrevocable].

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IN WITNESS WHEREOF, the undersigned Authorized Officer has executed this Notice of Anticipated Mandatory Prepayment as of the date first above written.

GRAÑA Y MONTERO S.A.A., as Borrower

By:
Name:
Title:

By:
Name:
Title: